UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
_____________________
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INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Integra LifeSciences Holdings Corporation:
NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Integra LifeSciences Holdings Corporation (the “Company”) will be held as, and for the purposes, set forth below:

Time and Date Friday, May 12, 2023 9:00 a.m. local time	Place Integra LifeSciences Headquarters 1100 Campus Road, Princeton, New Jersey 08540	Record Date Holders of record as of the close of business on March 20, 2023 are entitled to vote at the Annual Meeting

Items of Business
1.To elect eight directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.	2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2023.	3.To approve, on an advisory basis, the compensation of our named executive officers.	4. To approve, on an advisory basis, the frequency of the advisory approval of the compensation of our named executive officers.

Stockholders will also transact such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

Voting
If your shares are held in “street name,” meaning that they are held for your account by a broker, bank or other nominee, your broker, bank or nominee will not be able to vote your shares with respect to any of the matters presented at the Annual Meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.
Therefore, it is very important that you vote your shares for all proposals, including the Election of Directors (Proposal 1), the ratification of the appointment of PricewaterhouseCoopers LLP (Proposal 2), the non-binding resolution to approve the compensation of our named executive officers (Proposal 3), and the non-binding proposal on the frequency of the advisory vote on the compensation of our named executive officers (Proposal 4).

Important
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to review the proxy materials and vote as soon as possible. You may vote by proxy over the Internet at www.proxyvote.com by using the instructions provided in the notice or proxy card. Alternatively, as you have received your proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. Voting over the Internet or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend. Instructions regarding the two methods of voting are contained in the notice or proxy card. If you attend the Annual Meeting, you may vote during the Annual Meeting via the Internet even if you have previously returned your proxy card or voting instruction card or voted by the Internet.

Annual Report
The 2022 Annual Report of Integra LifeSciences Holdings Corporation is being mailed simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.
By order of the Board of Directors,
/s/     ERIC IAN SCHWARTZ
Eric Ian Schwartz
Executive Vice President, Chief Legal Officer and Secretary
Princeton, New Jersey
April 06, 2023

This Notice of Annual Meeting, the proxy statement, the proxy card and the 2022 Annual Report are first being sent to stockholders on or about April 06, 2023.

ii

PROXY SUMMARY

This proxy statement contains information related to the solicitation of proxies for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The solicitation is made by Integra on behalf of its Board of Directors (the "Board"). This summary highlights information contained in this proxy statement, which is first being sent or made available to stockholders on or about April 6, 2023. This summary does not contain all of the information you should consider before voting. Please read the entire proxy statement before voting. For more information regarding Integra's 2022 operational and financial performance, please review our Annual Report on Form 10-K for the year ended December 31, 2022, which accompanies this proxy statement.

Meeting Information
Date May 12, 2023	Time 9:00 a.m. local time	Place The Annual Meeting will be held at Integra's corporate headquarters: 1100 Campus Road, Princeton, New Jersey, 08540

Your Vote is Important. Stockholders as of March 20, 2023, the record date, are entitled to vote. Each share of common stock is entitled to one vote for each of the proposals presented at the Annual Meeting. Please vote your proxy promptly so that your shares can be represented, even if you plan to attend the Annual Meeting. You can vote via the internet or telephone by following the voting procedures described in the Notice of Annual meeting above, proxy card or voting instruction form, or by returning your completed and signed proxy card or voting instruction form in the provided envelope.

How to Vote
By Internet If you have internet access you may submit your proxy by following the voting instructions on the proxy card. If you vote by Internet, you should not return your proxy card.
By Mail
You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.
If you vote via the Internet, you may vote at www.proxyvote.com, from anywhere in the world, 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time, on May 11, 2023.

Proposal	Board Recommendation	Page

1.To elect eight directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.	FOR	7
	each nominee
2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2023.	FOR	70
3.To approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR	72
4.To approve, on a non-binding, advisory basis, the frequency of the advisory approval of the compensation of our named executive officers.	ONE YEAR	74

2023 Proxy Statement	1

Proxy Summary
Board Composition and Director Nominees
The following table provides summary information about each current member of the Board and each director nominee. Dr. Donald E. Morel, Jr., who has served as a member of the Board since 2013, is not standing for re-election at the Annual Meeting and will cease to serve as a director following the conclusion of the 2023 Annual Meeting of Stockholders. Dr. Morel’s distinguished service on the Board included serving as the Chair of the Compensation Committee since 2018. Over the course of his ten years on the Board, the depth and breadth of his experience in the medical device industry, including research and development programs and executive leadership, has been a valuable asset to the Company.
All directors are elected by a majority of votes cast, except in the case of a contested election where the number of nominees exceeds the number of open positions, in which case plurality voting is used. Members of the Board are elected to serve a term of one year and until their successors have been elected and qualified. All of the nominees for director have consented to being named in this proxy statement and to serve if elected.
More detailed information about each director nominee’s background, skill set and areas of expertise can be found beginning on page 10 of this proxy statement.

					Committee Memberships				Other Current Public Company Boards
Name	Age*	Director Since	Independence	Occupation	A	C	G	F

Jan De Witte	58	2021	CEO	President and CEO, Integra LifeSciences Holdings Corporation					01
Stuart M. Essig, Ph.D.	61	1997		Managing Director, Prettybrook Partners, LLC					02
Keith Bradley, Ph.D.	78	1992		Retired Professor of International Management and Management Strategy, Open University and Cass Business School, U.K.					—
Shaundra D. Clay	52	2021		Global Vice President of Finance, Beam Suntory, Inc.					—
Barbara B. Hill	70	2013		Operating Partner, NexPhase Capital					01
Renee W. Lo	42	2022		Partner CTO (APAC), Google					—
Donald E. Morel, Jr., Ph.D.**	65	2013		Retired Chief Executive Officer, West Pharmaceutical Services, Inc.					02
Raymond G. Murphy	75	2009		Retired Senior Vice President and Treasurer, Time Warner Inc.					—
Christian S. Schade	62	2006		Growth Partner, Flagship Pioneering					01

*As of March 31, 2023
** Dr. Morel is not standing for re-election at the Annual Meeting and will cease to serve as a director following the conclusion of the 2023 Annual Meeting of Stockholders
A	Audit Committee	C	Compensation Committee	G	Nominating and Corporate Governance Committee	F	Finance Committee	Chair	Member

2	2023 Proxy Statement

Proxy Summary

2022 Business Highlights
Integra LifeSciences Holdings Corporation is a global leader in neurological solutions and regenerative tissue technologies dedicated to limiting uncertainty for clinicians so they can focus on providing the best patient care. We manufacture and sell medical technologies and products in two reportable business segments: Codman Specialty Surgical and Tissue Technologies.
Our core values — Integrity; Our People; Excellence; Embracing Change; Decisiveness; and Teamwork — guide our approach to doing business. We believe how we do our work is just as important as what we do. As our company grows, we will stay focused on our path to fulfilling Integra’s vision—to be one of the most admired global healthcare technology companies—committed to becoming better and smarter in delivering breakthrough outcomes for patients and surgeons while strengthening our commitment to the greater good.
2022 Year in Review
Despite a challenging macroeconomic and supply environment, we delivered total revenues of $1,557.7 million in 2022, representing an increase of 1.0% on a reported basis and an increase of 4.2% on an organic basis compared to full-year 2021. The Company reported GAAP net income of $180.6 million for the full-year 2022. Adjusted EBITDA for the full-year 2022 was $411.3 million, an increase of $10.7 million over the prior year.
Fiscal 2022 operational highlights include:
•In the U.S., completed the launch of our Aurora® Evacuator plus coagulation and the NeuraGen 3D
•Extended the CUSA® Clarity portfolio with the launch of a laprascopic and bone and tips
•Entered into a distribution agreement for the Neutus® external ventricular drain (EVD), our first external ventricular drain in China
•Completed acquisition of Surgical Innovation Associates, Inc., bolstering our reconstructive surgery product portfolio and providing additional growth opportunities for our Tissue Technologies segment

$1,557.7m
Reported GAAP Total Revenues
1.0%
 Reported Revenue growth and
4.2%
Organic revenue growth compared to fiscal year 2021
Growth driven by solid demand recovery and the strength of our diverse portfolio

$180.6m Reported GAAP Net Income, an increase of $11.5m and $411.3m Adjusted EBITDA, an increase of $10.7 million, in each compared to fiscal year 2021 Driven by careful management of operating expenses
•Achieved double digit growth in China and Japan and saw share gains for both our CUSA® platform and CERTAS™ Plus Programmable Valve in Europe
•Further refined the portfolio by divesting of non-core traditional wound care business
•Completed ACell portfolio integration
•Closed a high-cost manufacturing facility in France and outsourced select back-office functions, permitting the redeployment of resources to our strategic imperatives
•Further strengthened our executive leadership team — including appointing our first Chief Digital Officer and President, International, our first executive vice president outside of the U.S.

2023 Proxy Statement	3

Proxy Summary

•In conjunction with an in-depth review of our divisional product-market strategies, we finalized a global strategic roadmap and mergers and acquisitions gameboard, which we believe much more clearly highlights opportunities which will contribute to our growth strategy
•Developed our sustainability roadmap and published our inaugural environmental, social and governance ("ESG") report
•Advanced our diversity and inclusion efforts through various initiatives led by our employee resources groups, including the formation of our PRIDE employee resource group
•Named to Best Places to Work in NJ and Awarded Great Place to Work - CertifiedTM Organization in China

Despite the difficult economic and supply environment, we remained focused on doing right by customers and patients while also delivering on our financial commitments to our stockholders. We met our full year organic growth target, advanced strategic initiatives and bolstered key operational and organizational capabilities. Our accomplishments in 2022 not only expanded our portfolio but strengthened our capabilities to catalyze future growth. We are well positioned to further accelerate our growth and investments in strategic priorities.

Corporate Governance Highlights
The Board believes that our commitment to strong corporate governance benefits all of our stakeholders, including our stockholders, employees, business partners, customers, communities and others who have a stake in how we operate. Our key corporate governance highlights include:

Number of Directors	9

Percentage of directors who are Independent	89%
Stockholder right to call a special meeting of stockholders
All non-employee directors are independent
Risk oversight by the full Board and its committees
Majority voting standard for uncontested director elections
Four fully independent standing Board committees
Annual Board and committee self-evaluations, and individual evaluations of nominees for reelection
Meaningful stock ownership guidelines for executive officers
Prohibition on hedging and pledging of our stock
Recoupment/clawback policy
We continuously look for ways to enhance our corporate governance and increase value to our stockholders. As described in more detail under the "Environmental, Social, and Governance (ESG) Initiatives" section of this proxy statement, in 2022 we formalized the oversight of ESG matters into our corporate governance structure. This process of formal integration not only strengthens our business by affording the Board and its committees increased opportunities to collaborate with management on our ESG initiatives but also ensures that our approach to sustainability and ESG-related matters continues to reflect Integra's core values and principles.

4	2023 Proxy Statement

Proxy Summary
Stockholder Outreach
We believe that regular dialogue with, and accountability to, our stockholders is critical to our success. Our management team participates in numerous investor meetings throughout the year to discuss our business and strategic priorities. Our core stockholder engagement team includes senior members of our investor relations, finance and corporate governance teams, supplemented by our President and Chief Executive Officer and members of our Board , as appropriate. These meetings include in-person, telephone and webcast engagements, as well as investor conferences and our annual meeting of stockholders. Stockholder feedback provides our Board and management with valuable insights on our business strategy and performance, corporate responsibility, executive compensation, sustainability initiatives and many other topics.
Over the course of 2022, management reached out to and engaged with stockholders representing approximately 50% of our outstanding shares. In our meetings with stockholders, we continue to receive feedback on key indicators that drive the strength of our business and a driver of stockholder value creation. Stockholder feedback and perspectives are shared with the Board and considered for our compensation programs.
Executive Compensation Highlights
The Compensation Committee has responsibility for oversight of the Company’s executive compensation program. Our executive compensation program and policies demonstrate our commitment to sound compensation and governance practices, promote our pay-for-performance objectives, ensure we attract, motivate and retain highly-talented executives, align the interests of our executives with those of our stockholders, and reward executives for exceptional performance that improves patient outcomes and drives stockholder value.
The following highlights some of the key principles and practices of our executive compensation program:

9

Majority of compensation is performance-based incentives	Recoupment/clawback provisions for both long-term incentive and short-term incentive awards
Performance measures align with shareholder interests	Significant stock ownership guidelines
No guaranteed minimums	“Double trigger” vesting for all long-term incentive awards
Caps on performance incentives payments	Anti-hedging and anti-pledging policy
No repricing of stock options	Limited perquisites and personal benefits
Compensation Committee oversight of annual compensation risk assessment	Compensation decisions reflect peer group pay levels and practices

2023 Proxy Statement	5

Proxy Summary
Additional Information
Our principal executive offices are located at 1100 Campus Road, Princeton, NJ 08540, and our telephone number is (609) 275-0500. Our website address is www.integralife.com. Website references and hyperlinks throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated into, nor does it form a part of, this proxy statement.
References throughout this proxy statement to “the Company,” “Integra LifeSciences,” “Integra,” “we” or “our” refer to Integra LifeSciences Holdings Corporation and its subsidiaries, unless the context suggests otherwise.
Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend” and other similar words. Forward-looking statements in this proxy statement include, but are not limited to, statements regarding individual and Company performance objectives and targets, statements relating to the financial performance of the Company, and the benefits of the Company's product launches, business objectives and growth strategies. These and other forward-looking statements are based on the Company’s beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this proxy statement can be found in Integra's periodic reports on file with the U.S. Securities and Exchange Commission ("SEC"). The forward-looking statements speak only as of the date of this proxy statement and undue reliance should not be placed on these statements. Integra disclaims any intention or obligation to publicly update or revise any forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.
Forward-looking and other statements in this proxy statement regarding our ESG and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking ESG and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

6	2023 Proxy Statement

PROPOSAL 1. ELECTION OF DIRECTORS
2023 Director Nominees
Based on the qualifications described below, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following eight persons for election as directors who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified: Jan De Witte, Keith Bradley, Ph.D., Shaundra D. Clay, Stuart M. Essig, Ph.D., Barbara B. Hill, Renee W. Lo, Raymond G. Murphy, and Christian S. Schade, each of whom currently serve as a director of the Company. Donald E. Morel, Jr., Ph.D., who has served as a member of the Board since August 2013, is not standing for re-election at the Annual Meeting and will cease to serve as a director following the conclusion of the Annual Meeting.
As described below, we believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, and a commitment to participation in board activities. The Board believes that each nominee appearing below has the skills, experience and personal qualities the Board seeks in its directors, and that the combination of these nominees creates an effective and well-functioning Board, with a diversity of perspectives, viewpoints, backgrounds and professional experiences that best serves the Board, the Company and our stockholders. Included in each director nominee’s biography is a description of select key qualifications and experience that led the Board to conclude that each nominee is qualified to serve as a member of the Board. The fact that a particular experience, qualification, attribute or skill for a director nominee is not specifically referenced for a particular nominee does not mean that the nominee does not possess that experience, qualification, attribute or skill. All biographical information below is as of the record date.
If any nominee should become unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board may nominate. See “Principal Stockholders” for information regarding the security holdings of our director nominees.
Required Vote for Approval and Recommendation of the Board of Directors
Directors are to be elected by the majority of the votes cast with respect to that director in uncontested elections. Thus, the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee then will make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” the election of each nominee for director.
Criteria for Board Membership and Director Qualifications
The Nominating and Corporate Governance Committee seeks to construct and maintain a Board consisting of a balanced, and diverse set of directors who collectively possess the expertise to ensure effective oversight of management. When considering a candidate for nomination as a director, the Board and the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the candidate’s personal and professional integrity, ethics and values, experience in corporate management and a general understanding of sales, marketing, finance, operations, compliance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the Company’s business, and practical and mature business judgment, including the ability to make independent analytical inquiries. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders that it does to new nominees. In addition, for candidates who are currently serving as directors, the Nominating and Corporate Governance Committee considers the

2023 Proxy Statement	7

Proposal 1
director’s past attendance at meetings and participation in and contributions to the activities of the Board. Further, the Board reviews the overall business acumen and experience of each director and considers how that individual could work together with the rest of the Board in serving the Company and its stockholders. Each of our Board members has particular attributes, skills and experiences that contribute to a well-rounded Board. We describe below the particular experiences, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a member of our Board.
The Board and the Nominating and Corporate Governance Committee evaluate each individual candidate for nomination as a director in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment and drawing on the diversity of its members. In addition, the Board and the Nominating and Corporate Governance Committee believe that the Company and its stockholders benefit from a Board that combines the fresh perspectives brought by newer directors with the extensive industry and company-specific knowledge of longer-tenured directors, and consider director tenure when making director nomination decisions.
Consideration of Diversity
As indicated in “Information Concerning Meetings, Executive Sessions and Director Independence — Nominating and Corporate Governance Committee,” on pages 16-17, a key objective for the Board in composing its membership is to assemble a group of directors that can support the business in achieving its goals and represent stockholder interests through the exercise of sound business judgment, leveraging a diversity of experiences and backgrounds. Both the Nominating and Corporate Governance Committee and the Board consider a broad range of diversity characteristics for this purpose, including viewpoints, backgrounds, experience, skill sets, education and personal attributes such as gender and race. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Director tenure is also considered during nominee assessment.

Gender	Independence

● Male	● Independent
● Female	● President/CEO

100% of the membership the directors serving on the Audit, Nominating and Corporate Governance, Compensation, and Finance committees are independent. Five of our directors have tenure of 10 years or less.
Dr. Morel is not standing for re-election at the Annual Meeting and will cease to serve as a director at the conclusion of the Annual Meeting.

8	2023 Proxy Statement

Proposal 1
Board Diversity Matrix
The table below provides certain highlights of the composition of our Board members and nominees as of April 06, 2023. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of April 06, 2023)
Total Number of Directors	9
Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6	–	–
Demographic Background
African American or Black	1	–	–	–
Alaskan Native or Native American	–	–	–	–
Asian	1	–	–	–
Hispanic or Latinx	–	–	–	–
Native Hawaiian or Pacific Islander	–	–	–	–
White	1	6	–	–
Two or More Races or Ethnicities	–	–	–	–
LGBTQ+	–
Did Not Disclose Demographic Background	–
Diverse Range of Qualifications and Skills Represented by Our Directors
The table below summarizes the key experience, qualifications, and attributes for each director nominee and highlights the balanced mix of experience, qualifications, and attributes of the Board as a whole. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board. No individual experience, qualification, or attribute is solely dispositive of becoming a member of our Board.

	De Witte	Essig	Bradley	Clay	Hill	Lo	Murphy	Schade
Skills/Qualifications
Healthcare Industry Experience Knowledge or experience in an industry involving healthcare and medical products and services	●	●	●	●	●		●	●
Senior Leadership and Oversight Experience
Experience with the leadership and oversight of organizations, offering practical perspectives on organizational and strategic planning, including M&A activity, talent development and driving long-term growth
	●	●		●	●		●	●
Manufacturing Operations and Supply Chain Experience Experience with the relationships and activities required to manufacture goods and maximize overall supply chain efficiency	●	●			●
Corporate Sales and Marketing Experience Experience with the marketing of an organization's products and services.	●	●		●	●	●
Risk Management Experience Knowledge and experience in managing major risk exposures for complex, large organizations	●			●	●		●	●
Regulatory, Compliance and Product Safety Experience Experience with regulatory schemes and product quality control and safety	●	●			●		●	●

2023 Proxy Statement	9

Proposal 1

	De Witte	Essig	Bradley	Clay	Hill	Lo	Murphy	Schade
Skills/Qualifications
Financial Acumen Experience in financial accounting/reporting and corporate finance.	●	●	●	●			●	●
International Experience Prior experience at, or study of, organizations that operates internationally	●	●	●	●	●	●	●
Public Company Board Experience Experience serving on and/or leading boards/committees of other public companies	●	●	●		●			●
Technology and Cybersecurity Expertise Knowledge or experience relating to information technology, data security, or data analytics	●	●	●			●
Corporate Governance Expertise Knowledge of or experience with the rules, practices, and processes used to direct and manage a company.		●	●		●		●	●
ESG/Sustainability Expertise Knowledge of or experience with oversight and implementation of ESG, human capital management and sustainability-related initiatives	●	●			●			●
Director Nominees
Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary, or other affiliate of Integra LifeSciences Holdings Corporation.

Jan De Witte – President and Chief Executive Officer

Mr. De Witte is Integra's President and Chief Executive Officer. He commenced service as President and Chief Executive Officer and a director in December 2021. Mr. De Witte has an extensive track record in the global healthcare industry spanning more than two decades. Prior to joining Integra, Mr. De Witte served as chief executive officer of Barco N.V. from 2016 to August 2021. At Barco, he created shareholder value through digital innovation and new product development, commercial acceleration, international market growth and operational excellence. Prior to Barco, Mr. De Witte spent 17 years in senior-level leadership roles at GE, including as president and CEO of GE Global Healthcare IT. Before GE, Mr. De Witte spent five years in strategic consulting at McKinsey and three years in operations at Procter & Gamble.
Other Public Company Directorships: Mr. De Witte has been a member of the board of directors of ResMed Inc. (NYSE:RMD) since 2019. From 2016 to 2021, Mr. De Witte was a director at Barco, N.V.
Other Professional Experience and Community Involvement: Mr. De Witte has also been an active community leader serving as the chair of Hangar K innovation hub in Belgium and a board member of Ghent University.
Education: Mr. De Witte holds a M.S. in electromechanical engineering with greatest distinction from the KU Leuven in Belgium and a M.B.A. from Harvard University.
Key Qualifications: Mr. De Witte has over 20 years of experience in executive management and has a history of success in the development and execution of corporate strategy and executive management. Mr. De Witte has extensive skills and experience in global business operations, commercialization and digital business models, as well as experience serving on the board of directors of other publicly traded companies.

Age: 58 Director since: 2021

10	2023 Proxy Statement

Proposal 1

Keith Bradley, Ph.D. – Former Professor of International Management & Management Strategy, Open University and Cass Business School, U.K.

Dr. Bradley has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard’s Center for Business and Government and a professor of international management and management strategy at the Open University and Cass Business School, U.K. Dr. Bradley has taught at the London School of Economics and was the director of the School’s Business Performance Group for more than six years. Dr. Bradley was formerly an adviser to RPH Capital, Canada.
Other Public Company Directorships: Dr. Bradley is a director-nominee at Cognos Therapeutics, Inc., a medical technology company which is currently in the process of becoming a publicly traded company. Prior to its merger with Orthofix Medical Inc. (Nasdaq:OFIX) in 2023, Dr. Bradley was a director of SeaSpine Holdings Corporation from 2015 to 2023.
Other Professional Experience and Community Involvement: Dr. Bradley served as a director and chair of North Star Capital Management Limited and GRS Financial Solutions Limited. Between 1996 and 2003, he was a director of Highway Insurance plc, an insurance company listed on the London Stock Exchange.
Education: Dr. Bradley received B.A. (Hons) degree from Middlesex University, and M.A. and Ph.D. degrees from the British University of Essex, UK.
Key Qualifications: Dr. Bradley has served on the boards of publicly traded companies for over 30 years. Dr. Bradley’s qualifications include international experience, extensive business experience in the healthcare and medical device industries, and financial literacy.

Age: 78 Director since: 1992 Committees: Nominating and Corporate Governance, Compensation, Finance

Shaundra D. Clay – Global Vice President, Beam Suntory

Since 2021, Ms. Clay has served as the global vice president of finance at Beam Suntory, Inc. a global premium spirits company, where she is responsible for enterprise-wide financial planning and analysis and leads the integration of the short-, mid-, and long-term planning processes to optimize resource deployment. Prior to Beam Suntory, Ms. Clay was a managing director in the commercial banking group at JP Morgan Chase. Ms. Clay also spent 13 years in leadership roles within the healthcare industry in the United States and internationally. She served as chief financial officer for Australia, Canada, and Europe at Eli Lilly and Company and spent several years at Medtronic in a variety of leadership roles in the U.S. and abroad, including as chief financial officer for the cardiac & vascular group for Western Europe and Canada. Ms. Clay began her career in accounting and financial analytics at Allstate Insurance Corporation.
Other Professional Experience and Community Involvement: Ms. Clay currently serves on the board of directors for the Executive Leadership Council as well as the board of trustees of the Rosalind Franklin University of Medicine & Science.
Education: She earned a Bachelor’s degree in accounting from Clark Atlanta University and her M.B.A. from the University of Illinois at Chicago. Ms. Clay is an alumna of the Wharton School of the University of Pennsylvania, where she completed the Advanced Management Program.
Key Qualifications: Ms. Clay has extensive experience in finance, the healthcare industry, and international business, having served in senior leadership roles abroad. Her qualifications include finance, healthcare, global business management, risk assessment expertise and as a corporate executive.

Age: 52 Director since: 2021 Committees: Audit

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Proposal 1

Stuart M. Essig, PH.D. – Managing Director, Prettybrook Partners, LLC

Dr. Essig is Integra’s Chairman of the Board of Directors. He has been our Chairman since January 2012 and a director since he joined Integra in 1997. He served as our Chief Executive Officer from 1997 through 2012 and our President from 1997 until 2010. Prior to joining the Company, he acted as the managing director in mergers and acquisitions for the medical technology practice at Goldman, Sachs & Co. He currently serves as managing director of Prettybrook Partners LLC, which he cofounded in 2012.
Other Public Company Directorships: Dr. Essig currently serves on the board of directors of IDEXX Laboratories, Inc. (Nasdaq:IDXX) and Orthofix Medical Inc. (Nasdaq:OFIX). Dr. Essig previously served on the board of directors of SeaSpine Holdings Corporation, from 2014 to 2022, prior to its merger with Orthofix, and St. Jude Medical Corporation (NYSE:STJ) from 1999 to 2017, prior to its sale to Abbott Corporation. From 2013 until 2019 he served on the board of directors of Owens & Minor, Inc., (NYSE:OMI), from 2005 until 2008 he served on the board of directors of Zimmer Holdings, Inc., (NYSE:ZMH), and from 1998 to 2002, he served on the board of directors of Vital Signs, Inc., (NASDAQ:VITL). He also served on the executive committee, nominating and governance committee, and was the treasurer of ADVAMED, the Advanced Medical Technology Association.
Other Professional Experience and Community Involvement: He serves as chairman of the board of directors of venture backed Mission Bio Inc. He is also the lead director, and former executive chairman of the board of directors, of private-equity backed Breg, Inc., a premium provider of high-value sports medicine products and services that advance patient care in orthopedics. He also serves on the board of managers of Availity, LLC, the nation’s largest real-time health information network.
Dr. Essig is also involved in several non-profit charitable organizations. From 2012 to 2018, he served on the board of directors of Trenton-area non-profit, Isles, Inc. and since 2006 has served as a volunteer and fundraiser for the Children’s Brain Tumor Foundation. He serves on the Leadership Council of the Princeton University School of Engineering and Applied Sciences, and previously served on the NACD Compensation Committee Chair Advisory Council.
Education: Dr. Essig received an A.B. degree, and graduated with magna cum laude honors, from the Princeton School of Public and International Affairs at Princeton University and an M.B.A. and Ph.D. in Financial Economics from the University of Chicago, Graduate School of Business.
Primary Qualifications: Dr. Essig has served on the boards of publicly traded companies for over 30 years and has extensive knowledge of the health care industry. His qualifications include broad experience in the medical device and pharmaceutical industry, executive management and oversight, international business, manufacturing, and accounting and financial experience.

Age: 61 Director since: 1997

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Proposal 1

Barbara B. Hill – Operating Partner, NexPhase Capital

Ms. Hill is currently an operating partner of NexPhase Capital, a private equity firm (formerly Moelis Capital Partners), where she focuses on healthcare related investments and has provided strategic operating support for its healthcare portfolio companies since 2011. From March 2006 to September 2010, Ms. Hill served as chief executive officer and a director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company. Prior to that, Ms. Hill served as president and a director of Express Scripts, Inc., a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally at Cigna HealthCare, and also served as the CEO of health plans owned by Prudential, Aetna and the Johns Hopkins Health System.
Other Public Company Directorships: Ms. Hill currently serves as a board member of Omega Healthcare Investors, Inc. (NYSE: OHI) and previously as a board member for Owens & Minor Inc. (NYSE: OMI), Revera Inc., and St. Jude Medical Corporation (NYSE: STJ).
Other Professional Experience and Community Involvement: Ms. Hill has been active with the boards and committees of the Association of Health Insurance Plans and other health insurance industry groups.
Education: Ms. Hill received B.A and M.S. degrees from Johns Hopkins University.
Key Qualifications: Ms. Hill has extensive experience in the healthcare industry in addition to experience serving on the boards of other publicly traded companies. Her qualifications include management experience, strategic and operational experience in the managed healthcare and pharmaceutical industries, as well as compliance and manufacturing experience.

Age: 70 Director since: 2013 Presiding Director Committees: Nominating and Corporate Governance

Renee W. Lo – Partner CTO, APAC Google

Since 2022, Ms. Lo has served as partner CTO, APAC Regional Director for Google, responsible for leading the partner technology organization across the Asia Pacific region. From 2019 to 2022, Ms. Lo was the general manager for Microsoft, leading its data and artificial intelligence business in Asia. Prior to Microsoft, from 2015 to 2019, she built regional technology teams at Amazon Web Services and ran the global business development team for Amazon.com, focusing on telecommunications, consumer hardware devices, and new services. Ms. Lo has more than 13 years of experience in North America, including roles with Microsoft, SAP and Pivotal Software, in addition to Amazon, focusing on collaborative and cloud technologies. She has held leadership roles within product development, commercial, operations, business and corporate strategy.
Education: Ms. Lo received a bachelor’s degree in computer science from the University of British Columbia, and an M.B.A. from the University of Manchester.
Primary Qualifications: Ms. Lo has extensive experience driving digital transformation across industries. Her qualifications include management experience, including leadership roles within product development, commercial, operations, business and corporate strategy functions.

Age: 42 Director since: 2022 Committees: Compensation

2023 Proxy Statement	13

Proposal 1

Raymond G. Murphy – Retired Senior Vice President & Treasurer, Time Warner, Inc.

Mr. Murphy has held several executive level roles with publicly-traded companies including Time Warner Inc., serving as Senior Vice President & Treasurer of Time Warner, Inc., responsible for all U.S. and international corporate finance, project (real estate and film) finance, cash management, foreign exchange and interest rate risk management, public debt and equity financing, real estate financing, securitization financing, banking relationships and financings, and relationships with rating agencies, as well as corporate wide real estate activities and the property/casualty risk management program. He held the position of senior vice president & treasurer of America Online, Inc. and senior vice president, finance & treasurer of Marriott International, Inc.
Other Professional Experience and Community Involvement: He previously served as the head of the finance committee, the executive committee, and the board of The Advertising Council, Inc.
Education: Mr. Murphy received a B.S. from Villanova University and an M.B.A. from Columbia University Graduate School of Business.
Primary Qualifications: Mr. Murphy has extensive senior executive and leadership experience having held such positions at other public companies, including Time Warner Inc., America Online, Inc. and Marriott International, Inc. His qualifications include financial, accounting, treasury, business development and risk management, public company experience, and leadership skills.

Age: 75 Director since: 2009 Committees: Audit, Nominating and Corporate Governance, Finance

Christian S. Schade – Growth Partner, Flagship Pioneering

Mr. Schade currently serves as a Growth Partner at Flagship Pioneering, a venture capital company that invests in biotechnology, life sciences, health and sustainability companies. Previously, from April 2016 to 2022, he served as the chairman and chief executive officer of Aprea Therapeutics, Inc. Prior to joining Aprea Therapeutics, Mr. Schade was the chief executive officer of Novira Therapeutics, Inc., an antiviral drug discovery company until it was acquired by Johnson & Johnson. He also served as executive vice president and chief financial officer of Omthera Pharmaceuticals, Inc., an emerging specialty pharmaceuticals company until it was purchased by AstraZeneca Plc. He previously held executive level positions with other publicly traded companies such as NRG Energy, serving as executive vice president and chief financial officer and Medarex Inc, as senior vice president administration and chief financial officer. He also held various corporate finance and capital markets positions in New York and London for both Merrill Lynch and JP Morgan Chase & Co.
Other Public Company Directorships: Mr. Schade currently serves on the board of Aprea Therapeutics, Inc. (Nasdaq:APRE).
Other Professional Experience and Community Involvement: Co. Mr. Schade currently serves on the board of directors of Sapience Therapeutics, a privately held company.
Education: Mr. Schade received an A.B. degree from Princeton University, and received an M.B.A. from the Wharton School at the University of Pennsylvania.
Primary Qualifications: Mr. Schade has held several senior leadership positions at both private and public companies and brings a wealth of complex management, finance and operational experience in the healthcare industry. His qualifications include corporate management, finance, manufacturing, accounting, human resources, business development, risk management skills and international experience, and significant knowledge and experience in the life sciences industry.

Age: 62 Director since: 2006 Committees: Audit (Chair), Finance (Chair)

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Proposal 1
Information Concerning Meetings, Executive Sessions And Director Independence
The Board held six regularly scheduled and three special meetings during 2022. The Company’s independent directors meet at least twice a year in executive session without management present. The Board has determined that all of the Company’s directors, except for Mr. De Witte, are independent, as defined by the applicable Nasdaq Stock Market listing standards and the rules of the Securities and Exchange Commission.
Standing Committees Of The Board Of Directors
The Corporation has standing Audit, Nominating and Corporate Governance, Compensation and Finance Committees of the Board. Each committee operates pursuant to a written charter. Copies of these charters are available on our website at www.integralife.com through the “Investors” link under the heading “Corporate Governance.” During 2022, each incumbent director attended in person or by teleconference at least 75% of the total number of meetings of the Board and of each committee of the Board on which he or she then served. Our directors are encouraged to attend our annual meetings of stockholders. At the virtual annual meeting of stockholders held in 2022, all eight of the directors standing for re-election, not including Ms. Lo who was appointed to the Board on July 18, 2022, participated in the virtual annual meeting. The following chart and narrative set forth the current composition of our committees of the Board, coupled with the number of committee meetings held in 2022 for each standing committee.
Committee Composition

Name	Audit	Nominating and Corporate Governance	Compensation	Finance

Jan De Witte
Stuart M. Essig, Ph.D.
Keith Bradley, Ph.D.
Shaundra D. Clay
Barbara B. Hill
Renee W. Lo
Donald E. Morel, Jr., Ph.D.*
Raymond G. Murphy
Christian S. Schade
Number of 2022 Meetings	8	5	8	2
= Chairman of the Board = Presiding Director =Chair = Member
*Dr. Morel is not standing for re-election at the Annual Meeting and will cease to serve as a director following the conclusion of the Annual Meeting.

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Proposal 1
Audit Committee

Members Mr. Schade (chair) Ms. Clay Mr. Murphy
Purpose
•Oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements.
•Oversee the independence, quality control and work of the Company’s external independent auditor and the appointment and performance evaluation of the internal auditor.
•Oversee the Company’s compliance program, including but not limited to the Company’s compliance with the Foreign Corrupt Practices Act, False Claims Act, Physician Self-Referral Law (Stark) and Anti-Kickback Statute, and similar foreign requirements.
2022 Key Focus Areas •Internal controls and compliance •Continued timely adoption of new accounting standards •Global tax strategy •Quality and integrity of data related to climate change and ESG matters

Number of Meetings: 8

Audit Committee. The members of the Audit Committee are Mr. Schade (chair), Ms. Clay, and Mr. Murphy. Mr. Murphy served as chair of the Audit Committee until Mr. Schade assumed the chair position on October 31, 2022. The Committee met eight times in 2022. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Board has determined that all the members of the Audit Committee are independent within the meaning of the rules of the SEC and the applicable Nasdaq Stock Market listing standards. The Board also has determined that Ms. Clay, Mr. Murphy and Mr. Schade are “audit committee financial experts,” as defined under Item 407(d) of Regulation S-K, and that each of them is “financially sophisticated” in accordance with Nasdaq Stock Market listing standards.
Nominating and Corporate Governance Committee

Members Ms. Hill (chair) Dr. Bradley Mr. Murphy
Purpose
•The identification of qualified candidates to become Board members consistent with criteria approved by the Board.
•The selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected).
•The selection of candidates to fill any vacancies on the Board.
•The development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Corporation.
•Oversight of the Corporation’s ESG policies and practices.
•Oversight of the evaluation of the Board.

2022 Key Focus Areas
•Review of our corporate governance policies and procedures
•Board and committee composition and assessment
•Overseeing ESG strategic assessment, identifying initial priorities and targets, and implementing ESG initiatives

Number of Meetings: 5

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Ms. Hill (chair), Dr. Bradley and Mr. Murphy. The Committee met five times in 2022. The purpose of the Nominating and Corporate Governance Committee is to assist the Board in the identification of qualified candidates to become directors, consistent with the

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Proposal 1
criteria approved by the Board, the selection of nominees for election as directors at the annual stockholders meeting, the selection of candidates to fill any vacancies on the Board, the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company, the oversight of the evaluation of the Board, the oversight of the Company's ESG policies and practices, and otherwise taking a leadership role in shaping the corporate governance of the Company. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as defined by the applicable Nasdaq Stock Market listing standards.
When considering a candidate for nomination as a director, the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the qualifications described above under “Criteria for Board Membership and Director Qualifications.” The Nominating and Corporate Governance Committee will consider stockholder-nominated candidates for director, provided that the nominating stockholder: provides timely notice of such nomination pursuant to the Company’s bylaws, and such notice includes, among other things: a questionnaire completed by the candidate in the form provided by the Company (which questionnaire shall be provided by the Secretary upon written request) with respect to the background and qualifications of the candidate; a representation and agreement of the candidate in the form provided by the Company (which form shall be provided by the Secretary upon written request) that the nominee will, among other things, comply with all applicable rules and regulations of Nasdaq and each of the Company’s corporate policies applicable to directors; the number of shares of the Company’s common stock that such candidate beneficially owns; a description of all arrangements or understandings between the nominating stockholder and such candidate and/or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; information regarding any relationships between the candidate and the nominating stockholder within the past three years; represents in the nomination notice an intention to solicit proxies from stockholders representing at least 67% of the voting power of shares entitled to vote on the election of directors; and provides any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under our bylaws.
A stockholder’s recommendation also must set forth the name and address, as they appear on the Company’s books, of the stockholder making such recommendation; the class and number of shares of the Company’s common stock that the stockholder beneficially owns and the date the stockholder acquired such shares; any material interest of the stockholder in such nomination; any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act or under our bylaws, in its capacity as a proponent of a stockholder proposal; a statement from the recommending stockholder in support of the candidate; references for the candidate; and an indication of the candidate’s willingness to serve, if elected. Recommendations for candidates to the Board must be submitted in writing to Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, New Jersey 08540, Attention: Executive Vice President, Chief Legal Officer and Secretary.
Compensation Committee

Members Dr. Morel (chair) Dr. Bradley Ms. Renee Lo Ms. Barbara Hill
Purpose
•Discharge the Board’s responsibilities relating to compensation of the Corporation’s executives, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Corporation applicable to executives.
•Produce an annual report on executive compensation for inclusion in the Corporation’s proxy materials.

2022 Key Focus Areas
•Compensation program design structure, including metrics and goals for the annual bonus program and performance stock awards
•Executive compensation and pay-for-performance alignment
•Compensation risk assessment

Number of Meetings: 8

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Proposal 1
Compensation Committee. The members of the Compensation Committee are Dr. Morel (chair), Dr. Bradley and Ms. Lo. Following the conclusion of the 2022 annual meeting, Ms. Hill served on this Committee until December 13, 2022 at which time Ms. Lo was appointed to the Compensation Committee. The Compensation Committee met eight times in 2022. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the compensation of the Company’s executives, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company applicable to senior executives and to produce an annual report on executive compensation for inclusion in the Company’s proxy materials, in accordance with applicable rules and regulations. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of equity awards, for executive officers of the Company. The Compensation Committee also administers the Company’s 2003 Equity Incentive Plan, the Company’s Deferred Compensation Plan and the Company’s Employee Stock Purchase Plan (collectively, the “Approved Plans”). Each member of the Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. The Board has determined that each of the members of the Compensation Committee is independent, as defined by the applicable Nasdaq Stock Market listing standards.
The Compensation Committee may delegate any or all of its responsibilities to the extent consistent with the Company’s certificate of incorporation, bylaws, Corporate Governance Guidelines and applicable laws and rules of markets in which the Company’s securities then trade.
The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of the Chief Executive Officer, provided, however, that this delegation is limited to grants whose cumulative value in any twelve-month period does not exceed $450,000 for any individual recipient. On an annual basis, the Compensation Committee establishes the maximum aggregate value of the awards the Special Award Committee may make. The Compensation Committee authorized the Special Award Committee to grant awards with a maximum aggregate value of $22,000,000 during the one-year period beginning May 13, 2022.
The Company’s Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of the other executive officers. As discussed below in “Compensation Discussion and Analysis — Compensation Best Practices — Role of the Compensation Committee,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the Chief Executive Officer.
The Compensation Committee has established a process for considering the independence of compensation consultants, outside counsel and other advisers (other than in-house legal counsel) who serve as compensation advisers before the Compensation Committee selects or receives advice from such compensation advisers. Currently, no conflict of interest issues have been raised regarding such compensation advisers.
During 2023, the Compensation Committee has engaged WTW (f/k/a Willis Towers Watson) to provide consulting services relating to (i) the Compensation Discussion and Analysis and Say on Pay Proposal, (ii) stockholder advisory matters, and (iii) compensation arrangements for the Chief Executive Officer and other executive officers for their performance during the 2022 calendar year. During 2022, the Compensation Committee engaged WTW to provide consulting services relating to (i) the Compensation Discussion and Analysis and Say on Pay Proposal, (ii) stockholder advisory matters, and (iii) compensation arrangements for the Chief Executive Officer and other executive officers for their performance during the 2021 calendar year.

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Proposal 1
Finance Committee

Members Mr. Schade (chair) Dr. Bradley Mr. Murphy	Purpose •Provide advice to management on matters related to financing strategy, as well as the Corporation's capital structure and capital allocation initiatives	2022 Key Focus Areas •Capital allocation, debt structure and liquidity •Interest rate exposure and hedging activity

Number of Meetings: 2

Finance Committee. The members of the Finance Committee are Mr. Schade (chair), Dr. Bradley and Mr. Murphy. The Committee met two times in 2022. The purpose of the Finance Committee is to advise management on matters related to financing strategy, as well as the Company’s capital structure and capital allocation initiatives. The Board has determined that each of the members of the Finance Committee is independent, as defined by the applicable Nasdaq Stock Market listing standards.
Board Evaluations And Succession Planning
The Board performs a rigorous evaluation annually. Each Director evaluates each other and all of the Committees as well as the Board as a whole. The evaluation process is primarily managed by the Corporate Secretary’s office with oversight from the Nominating and Corporate Governance Committee. As part of the evaluation, the Directors assess individual skill sets, board leadership, and the effectiveness of each Committee. The results of the evaluation are then provided to, and reviewed by, each Director. Afterwards, the Directors and management collaborate towards making improvements based on the feedback disclosed. The Company believes this overall process leads to purposeful results. In addition to the evaluations, each Committee also reviews its charter annually. In evaluating candidates for Board membership, the Board and the Nominating and Corporate Governance Committee consider many factors based on the specific needs of the business and what is in the best interests of the Company’s stockholders. These factors include diversity of professional experience, race, ethnicity, gender, age and cultural background. In addition, the Board and the Nominating and Corporate Governance Committee focus on how the experiences and skill sets of each Director nominee complement those of fellow Director nominees to create a balanced Board with diverse viewpoints and deep expertise.
Our Board is committed to ensuring that it serves the best interests of its stockholders and positions the Company for future success. Accordingly, the Board, as it deems necessary, may have conversations with individual Directors in connection with evaluations, the board refreshment process, and the consideration of the annual slate of Director nominees. The Company expects to continue these practices going forward.
Board Leadership Structure
The Company currently has nine members of the Board, who will serve until the conclusion of the Annual Meeting and until their successors are duly elected and qualified. The current directors are Jan De Witte, Keith Bradley, Ph.D., Shaundra D. Clay, Stuart M. Essig, Ph.D., Barbara B. Hill, Renee W. Lo, Donald E. Morel, Jr., Ph.D., Raymond G. Murphy, and Christian S. Schade. With the exception of Dr. Morel, who will not stand for re-election at the Annual Meeting but will continue to serve as director until the expiration of his term at the Annual Meeting, all current members of the Board are nominees for election to the Board at the Annual Meeting. Following the conclusion of the Annual Meeting, assuming all of the nominees for election are duly elected by our stockholders, the Board will consist of eight members. The Board, in consultation with the Nominating and Corporate Governance Committee, is currently evaluating the optimal size of the Board.
As indicated above, Mr. De Witte has served as both President and Chief Executive Officer and as a director of the Company since December 2021. His position is separate from that of the Chairman of the Board. We view having the Chairman position separate from the Chief Executive Officer as a good governance practice because it puts the Board in the best position to oversee all executives of the Company and set a pro-stockholder agenda without presenting potential conflicts that having the two positions combined might pose, thus resulting in a more effective Board.

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Proposal 1
Stuart M. Essig, Ph.D. has served as Non-Executive Chairman of the Board since June 2012 and has been a director since 1997. He served as Executive Chairman of the Board from January 2012 to June 2012 as well as President from 1997 to 2010 and as Chief Executive Officer from 1997 to 2012. He has significant experience with, and knowledge of, the Company, its operations, products and history. In addition, he is a significant stockholder of the Company. We believe we benefit greatly by having a Chairman with his level of experience with the Company and whose interests are strongly aligned with those of our stockholders.
Barbara B. Hill has served as Presiding Director since September 2018 and she has been a director since 2013. Ms. Hill has significant experience with, and knowledge of, the Company, its operations, products and history. We believe the Company significantly benefits from having a Presiding Director with deep knowledge of the Company. In addition, the presence of an active and independent Presiding Director ensures independent oversight of the Board and its responsibilities. Further, we believe having a separate Presiding Director to, among other things, (1) serve as the primary liaison between the independent directors and the Chief Executive Officer, (2) counsel the Chief Executive Officer on key board governance issues, and (3) preside over board meetings if the Chairman of the Board is absent, leads to a more effective board of directors. The Presiding Director also serves as a contact person to facilitate communications between stockholders and other third parties and the independent directors. Please see “Communications with Directors” for additional information on contacting the Board.
We believe the mix of backgrounds, experience, attributes and skills of our directors provides a good balance for the Board composition. See “Criteria for Board Membership and Director Qualifications” above for a description of the specific experience, qualifications, attributes or skills of each of our director nominees that the Nominating and Corporate Governance Committee considered relevant in nominating them and “Proposal 1. Election of Directors” for each director nominee’s biographical information.
In addition, we believe the current size of the Board and Board Committees is appropriate, given the size, nature, structure and complexity of the Company. The Board continues, however, to monitor and evaluate the optimal size and composition of the Board to ensure an optimal leadership structure.
Accordingly, we believe our Board leadership structure is appropriate at this time.
The Board’s Role In Risk Oversight
The Board has overall responsibility for the oversight of risk management at the Company, which includes overseeing our process for identifying, assessing and mitigating significant financial, operational, strategic, cybersecurity and other risks that may affect the Company. A fundamental part of risk oversight is understanding the risks that Integra faces, the steps management is taking to manage those risks, and assessing the Company's appetite for risk. The risk assessment process also considers whether risks are short-, medium-, or long-term, such that the management of significant risks can be prioritized, in part, based on the timeframe of such risks. Risk management systems, including our internal auditing procedures, internal control over financial reporting and corporate compliance programs, are designed in part to inform management about our material risks. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance, cybersecurity and legal developments, including the related enterprise-risk exposures. The involvement of the Board in the oversight of our strategic planning process is a key part of its assessment of the risks inherent in our corporate strategy.
The Board has delegated responsibility for the oversight of certain areas of risk management to the standing Committees of the Board, as described below. Each standing Board committee reports to the full Board following each committee meeting. In performing this function, each committee meets in executive session with key management personnel and representatives of outside advisors as needed and has full access to management, as well as the ability to engage advisors. The Board believes that delegating certain responsibilities and oversight functions to its committees, as described below, allows for more nuanced oversight process, reflecting the technical expertise and subject matter focus of the Board's individual committees, and is also more conducive to a proactive oversight of management's actions. Summarized below are the specific risk areas of focus for each standing committee.

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Audit Committee
•Oversees risks relating to the accounting and financial reporting process of the Company and audits of the Company’s financial statements
•Meets regularly with management to review and discuss the financial risk management processes, including compliance with Sarbanes-Oxley and related internal controls and procedures, disclosure controls and procedures and accounting and reporting compliance, as well as tax, treasury and compliance matters
•Receives periodic reports from the internal audit team, which is responsible for providing an annual audit assessment of the Company’s processes and controls; developing an annual audit plan using risk-based methodology; implementing the annual audit plan; coordinating with other control and monitoring functions; issuing periodic reports to the Audit Committee and management summarizing the results of audit activities; assisting with investigations of significant suspected fraudulent activities within the organization; and notifying management and the Audit Committee of the results
•Provides oversight for the Company's major technology initiatives in conjunction with the internal audit team
•Regularly discusses liquidity, capital, funding needs and other financial matters with management
•Oversees risks relating to the quality and integrity of the Company's data relating to climate change and similar ESG matters

Compensation Committee
•Oversees risks relating to executive compensation and other incentive programs in the Company
•Considers risks during its deliberations on the design of the Company’s executive compensation programs with the goal of appropriately balancing short-term objectives and long-term performance without encouraging excessive and unnecessary risk-taking behaviors
•Reviews and evaluates management reports on the Company’s incentive compensation programs

Nominating and Corporate Governance Committee
•Oversees risks relating to the Company’s governance structures and processes
•Oversees corporate governance matters, including the annual evaluations of the Board, its Committees and members
•Establishes policies and procedures for good corporate governance
•Oversees the Company's ESG policies and practices, including material risk assessment and goal tracking and reporting

Finance Committee	•Oversees matters relating to the Company’s financing strategy, as well as the Company’s capital structure, capital allocation initiatives and other financial matters
The Board is committed to oversight of the Company’s business strategy and strategic planning, including through the work of the Board committees and regular Board meetings. This ongoing effort enables the Board to focus on Company performance over the short, intermediate and long term. In addition to financial and operational performance, non-financial measures, including diversity and sustainability goals, are addressed by the Board and Board committees.
The Company has also implemented an Enterprise Risk Management (“ERM”) program to further enhance its oversight of risks inherent to the business. This ERM program allows the Board and management to gain a greater understanding and awareness of risks facing the business and the efforts being undertaken to mitigate those risks. Additionally, the executive leadership team’s individual performance objectives are aligned with the top risks identified in the annual ERM process.
In addition to periodic updates management provides to the Board on the ERM program, management presents an annual report to the Board detailing the Company’s processes for (1) assessing and addressing risks, (2) compliance reporting, and (3) the reporting of other material information.

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Our President and Chief Executive Officer, who functions as our chief risk officer, is supported in this role by both our Chief Legal Officer and our Chief Compliance Officer, who reports to our Chief Legal Officer. As chief risk officer, our President and Chief Executive Officer has responsibility for ensuring management provides periodic updates to the Board or Board committees regarding risks in many areas, among them accounting, treasury, information systems, legal, governance, legislative (including reimbursement), general compliance (including sales and marketing compliance), quality, regulatory, sustainability, ESG risks and opportunities, corporate development, operations and sales, marketing and cybersecurity. Both formal reports and less formal communications between the Board and our President and Chief Executive Officer derive from a continual flow of communication throughout the Company regarding risk and compliance. We believe our Board and senior management team promote a culture that actively identifies and manages risk.
The ERM program, along with our annual processes for creating and reviewing with the Board our strategic plan, budget and internal audit plans, as well as regular processes and communications throughout the Company, including between management and the Board and Board committees, combine to ensure the Company is continually addressing its business risks in a disciplined fashion.
Compensation Committee Interlocks and Insider Participation
Ms. Lo and Dr. Bradley and Dr. Morel are the current members of the Compensation Committee. Ms. Hill served on the Compensation Committee prior to the appointment of Ms. Lo to the Compensation Committee on December 13, 2022. None of our Compensation Committee members currently serves, nor did they ever serve, as an officer or employee or former officer of the Company or had any relationship requiring disclosure herein pursuant to SEC regulations. No executive officer of the Company served as a member of a Compensation Committee or a director of another entity under circumstances requiring disclosure under SEC regulations.
Environmental, Social and Governance (ESG) Initiatives
At Integra, our company purpose and values have long guided our global sustainability priorities—improving our environment, maintaining the health and safety of our colleagues, building a more diverse and inclusive workplace, sharing our time and talents with the communities in which we work and live, and complying with applicable laws and regulations while meeting the highest ethical standards. Our sustainability strategy is simple. We focus on a core set of areas that span across our business to enable Integra to meet or exceed our responsibilities to our colleagues, customers, and the communities in which we operate, while also creating long-term value for our stockholders.
We view our ESG strategy as an extension of our company strategy, driving our success and the positive impact we strive to make in the lives of every patient and healthcare professional who encounter an Integra product, service or employee
During 2022, we finalized our ESG strategy and began to implement many of the initiatives we had identified through our ESG strategy assessment. The following roadmap highlights our ESG achievements in Year 1 and establishes the near and long-term goals for the future we have developed through our ESG strategic development. The projects and goals identified in Year 2 and Year 3 below represent the goals against which we will be measuring ourselves in the coming years:

In our first year of formal ESG assessment and reporting, our focus has been engaging internal and external stakeholders to identify and prioritize ESG issues that are high impact, strategic priorities. We put tremendous effort into understanding our current state and developing a clear path forward to drive sustainable growth. This year we disclosed our achievements to date, educated our executive leadership team and members of our Board on our ESG priorities and how ESG will continue to be integrated into our strategic business planning, and defined the next steps in our sustainability journey.
Year 1 highlights included:

•Engaged stakeholders in Integra's ESG development strategy	•Developed a formal process for integrating ESG into our governance structures	•Calculated and disclosed our Scope 1 & Scope 2 greenhouse gas emissions ("GHG")
•Updated our Environmental Policy	•Published our first ESG Annual Report	•Updated our Code of Conduct

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Proposal 1

In Year 2, we will turn our focus toward further integrating ESG into our policies, procedures and initiatives with a focus on change management, making additional progress on our priorities and expanding our governance. We will continue to broaden disclosure on key material issues while deepening reporting, including taking additional measures to strengthen performance and enhance transparency. We will monitor and remain responsive to expectations from our stakeholders.
Year 2 priorities include:

•Engage with internal and external stakeholders to seek feedback on new disclosures	•Improve and digitize our environmental, health, safety, and security management system	•Conduct Scope 3 GHG emissions footprinting
•Evaluate and set targets for reducing GHG emissions	•Formalize and strengthen green procurement policies	•Implement ESG management system technology

In Year 3, we will continue to develop and report on environmental activities and further progress our green procurement policies and disclosures. We will also continue to monitor and remain responsive to expectations from our stakeholders against a backdrop of evolving ESG frameworks and guidelines.
Year 3 priorities include:

•Continue internal and external stakeholder involvement	•Enhance green procurement policies	•Disclosure on abatement activities and GHG emission reductions across all scopes
•Disclose to the Carbon Disclosure Project and Task-Force for Climate-Related Financial Disclosures	•Enhance Social and Governance disclosures

As part as our strategic ESG assessment, we engaged colleagues, customers, suppliers, and investors through interviews and surveys to gather input and insights into the most critical ESG-related issues and opportunities driving Integra’s long-term performance. Through this comprehensive process, we established a set of 12 material ESG priorities for Integra and ranked these based on the feedback from both our internal and external stakeholders. As described in more detail in our ESG Report, we used these interactions to develop a materiality map to illustrate our alignment on priorities with our external stakeholders. Based on our interactions with the foregoing groups, we identified product safety, customer well-being, and employee health and safety paramount to Integra’s long-term success and continued positive global impact.
The Company recognizes its responsibility to be a good corporate citizen, guided by high moral and ethical standards in its interactions with customers, stockholders, employees and the community in which we operate. Our company purpose and values have long guided our Corporate Responsibility priorities. Such efforts include the following:
Community & Philanthropy: Integra’s commitment to limiting uncertainty goes beyond the walls of the operating room and extends to the global communities in which the Company participates. Integra has an extensive history of partnering with patients and working alongside organizations such as Wounded Warriors, the Children’s Brain Tumor Foundation, the Phoenix Burn Society, and the Hydrocephalus Association, among many others. The Company works closely with the Integra Foundation, a 501(c)(3) organization which offers grants to organizations that support people affected by diseases and other conditions. Each year Integra colleagues have the opportunity to connect with their communities and volunteer their time for community improvement projects such as supporting disaster relief efforts.
Compliance & Ethics: Integra is committed to its Code of Conduct and to holding the Company accountable as a leader in the medical technology industry. The Company operates a comprehensive compliance program, which is supported by a training program led by Integra’s Chief Compliance Officer. Our comprehensive Code of Conduct reflects our expectation of compliance with laws, regulations, and codes of ethics relevant to our industry around the world. This Code of Conduct is on the Integra website and applies to all individuals and organizations that are suppliers to or third-party intermediaries for Integra. It establishes minimum requirements

2023 Proxy Statement	23

Proposal 1
and expectations for the conduct of Integra’s business partners, and Integra encourages its partners to establish stricter or more extensive requirements where appropriate. Consistent with this policy, Integra will not tolerate any forms of slavery, servitude, forced labor and human trafficking, and business partners must not engage in any practice that constitutes any form of modern slavery.
People: Integra believes its colleagues are its greatest assets and understands that the work we do every day makes a significant, positive difference in improving patients’ lives. We value diversity and inclusion and are committed to leveraging our different ideas, backgrounds, interests, and beliefs to make Integra a stronger, higher performing company and a place our colleagues, partners, and potential employees want to work. We offer a variety of opportunities for our employees to learn and grow. Continued learning and development is a critical component of employee job satisfaction, retention, and career advancement—and ultimately, a driver of business success. We regularly seek employee feedback and sentiment about our workplace through global engagement surveys conducted on a bi-annual basis and we are committed to improving the quality of life of our employees and their families by offering numerous wellbeing programs and initiatives.
Diversity & Inclusion (“D&I”): A diverse workforce and an inclusive culture is a business priority and key to the Company’s long-term success. The Company’s commitment to D&I starts at the top with our Board and Chief Executive Officer. At all levels of the Company, Integra focuses on attracting, retaining, and developing our diverse talent. A few of the Company’s notable D&I advancement measures include but are not limited to the following:

D&I Through Learning Opportunities
Upon joining Integra, colleagues globally participate in two programs to promote inclusion: Introduction to Managing Unconscious Bias, a course that creates awareness of unconscious biases in the workplaces and tools to build-bias breaking skills; and Practicing Inclusion, which examines what practicing inclusion in the workplace looks like.

Gender Diversity
Through mentorship, sponsorship, recruitment efforts, and development programs the Company looks to continue to grow its population of females in leadership roles at Integra. Currently, 33% of the Board, 38% of our executive leaders and 43% of senior leaders (non-executive vice presidents) are female. In partnership with Leadership Edge, a company founded by women leaders and dedicated to growing and mentoring women, Integra sponsors the Excel Women’s Leadership Program. The program is designed to accelerate the development and advancement of high potential, mid-career female leaders into senior leadership roles. The program has assisted in further building our pipeline of women leaders with 60% of the program’s graduates being promoted into roles with increased responsibility.

Employee Resource Groups
The Company maintains a growing number of employee resource groups, such as the Women of Integra Network, Integra African American Affinity Group, Integra Indian American Affinity Group, Asian American and Pacific Islander Affinity Group and Integra Veterans Affinity Group. In 2022, the Integra PRIDE (LGBTQ+ Employee Resource Group) was established. These resource groups encourage awareness and inclusion and provide opportunities for employees to provide feedback to our executive team about how we can do better.

Commitment to Advancement of D&I
In 2021, the Company hired a Chief Diversity & Inclusion Officer and in 2022 we continued to advance and implement our D&I strategy through a robust approach to human capital management. The Company also reinforces its commitment to diversity by partnering with other organizations focused on driving inclusion in the work place including the CEO Action for Diversity & Inclusion, the largest CEO-driven business commitment to advance D&I in the work place and the Healthcare Businesswomen’s Association, an association dedicated to further the advancement and impact of women in the business of healthcare.

Environmental Health & Safety: Integra is committed to providing a safe environment for all employees and visitors. We rely on our environmental, health and safety management systems as well as entrusting our managers to oversee and ensure health and safety at their respective sites and foster a workplace culture to achieve that end. We implement our approach globally by our systems and support at regional and country levels from colleagues that implement proper safety protocols, identify and correct hazards, and remain safety conscious at all times. Managers are expected to enforce health and safety regulations, including compliance with applicable federal, state and local laws. Our Environmental Health and Safety ("EH&S") organizational structure incorporates both

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workplace EH&S coordinators and compliance teams. We have developed an Incident Procedure Policy and General Safety Rules that guide our colleagues to improve our workplace environment, improve safety, and reduce risk and costs.
Throughout the COVID-19 pandemic, we have placed a high priority on employee health, providing resources to support our workforce. At the outset of the pandemic, we sought to protect the health and safety of our employees unable to work remotely, including those in research and development, quality, manufacturing, distribution and sales roles. Such measures included the institution of robust hygiene practices, distribution of personal protective equipment, and the adoption of increased sanitation and social distancing protocols. We continue to actively monitor the COVID-19 pandemic and its variants and respond based on guidance from U.S. and global health organizations, relevant governmental guidance, and evolving practices.
For more information regarding Integra’s corporate responsibility efforts, including specific policies and programs, please visit https://www.integralife.com/csr. Information on that website is updated periodically and believed to be true at the time it is posted. References to our website throughout this proxy statement are provided for convenience only and the content on our website does not constitute a part of this proxy statement.
Risk Assessment Regarding Compensation Policies And Practices
The Company recently conducted a risk assessment of our compensation policies and programs, including our executive compensation programs (which also covers certain other employees globally). We reviewed and discussed the findings of the assessment with the Compensation Committee and the full Board at its meeting in February 2023 and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s report on the review and assessment of such compensation programs and approved these conclusions. In conducting this review, we considered the following attributes of our programs:
•Mix of base salary, annual bonus opportunities and long-term equity compensation;
•Balance between annual and long-term performance opportunities;
•Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results, without encouraging excessive or unnecessary risk-taking;
•Ability to use non-financial and other qualitative performance factors in determining actual compensation payouts;
•Use of equity awards that vest over time, discouraging excessive or unnecessary risk-taking by senior leadership;
•The provision of senior executives with long-term equity-based compensation on an annual basis. We believe as executives accumulate awards over a period of time, they are encouraged to take actions that promote the long-term sustainability of our business;
•Stock ownership guidelines and vesting requirements that are reasonable and align the interests of the executive officers with those of our stockholders while discouraging executive officers from focusing on short-term results without regard for long-term consequences; and
•Systems and processes in place to identify and assess risk.
Our Compensation Committee considered the implications of our compensation practices during its deliberations on the design of our 2023 executive compensation programs, with the goal of appropriately balancing short-term incentives and long-term performance, in order to appropriately address risk.

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Proposal 1
Director Attendance At Annual Meetings
It is our policy to encourage our directors to attend the annual meeting of stockholders. All of our directors who served at the time of the prior year’s annual meeting of stockholders, and who were also director nominees at such meeting, attended last year’s meeting, which was conducted in a virtual format.
Communications With The Board
Stockholders may communicate with our Board, any of its constituent committees or any member thereof by means of a letter addressed to the Board, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, NJ 08540, Attention: Executive Vice President, Chief Legal Officer and Secretary. The Corporate Secretary reviews correspondence addressed to our Directors and forwards to the appropriate member of the Board those communications that deal with the functions of our Board or its committees, or that otherwise require Board attention. The Corporate Secretary will not forward communications that are unrelated to the duties and responsibilities of our Board, such as business solicitations or advertisements.

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DIRECTOR COMPENSATION
The Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of non-employee director compensation are an annual equity grant and an annual retainer.
The compensation of directors during 2022 was for the compensation payable during the period beginning with the Company’s 2022 Annual Meeting of Stockholders on May 13, 2022 and ending with the Company’s 2023 Annual Meeting of Stockholders on May 12, 2023.
As compensation for their service during the period beginning with the Company’s 2022 Annual Meeting of Stockholders, non-employee directors received an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $205,000 (or $245,000 for the Chairman). Directors were slated to receive an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock. In addition, the Company paid the following separate annual cash fees to certain directors as follows: (1) $15,000 for the Nominating and Corporate Governance Committee Chair, (2) $15,000 for the Compensation Committee Chair, (3) $20,000 for the Audit Committee Chair, (4) $15,000 for the Finance Committee Chair, (5) $25,000 for the Presiding Director and (6) $75,000 for the Chairman.
The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board or any committee thereof.
The following table provides details of the total compensation for non-employee directors in 2022.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1)(2) ($) (c)	Option Awards(3)(4) ($) (d)	All Other Compensation ($) (g)	Total ($) (h)

Keith Bradley	56,250	242,559	—	—	298,809
Shaundra D. Clay	—	280,050	—	—	280,050
Stuart M. Essig	150,000	250,034	—	—	400,034
Barbara B. Hill	40,000	280,050	—	—	320,050
Renee W. Lo(5)	23,938	167,838	—	—	191,776
Donald E. Morel, Jr.	71,250	205,010	—		276,260
Raymond G. Murphy	76,250	205,010	—	—	281,260
Christian S. Schade	33,750	280,050	—	—	313,800
Rhonda Germany Ballintyn(6)	—	—	—	—	—
1.This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.
2.Stock awards outstanding as of December 31, 2022 for each director consisted of restricted shares of common stock, as follows: Keith Bradley — 4,089; Shaundra D. Clay — 4,721; Stuart M. Essig — 4,215; Barbara B. Hill — 4,721; Renee W. Lo — 2,969; Donald E. Morel, Jr. — 3,456; Raymond G. Murphy — 3,456; and Christian S. Schade — 4,721.
3.This column, if applicable, reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of assumptions used to estimate fair value, please see Note 9, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
4.As of December 31, 2022, there were no outstanding stock option awards held by any of our directors.
5.Ms. Lo was appointed to the Board on July 18, 2022. The amounts above includes the payment to Ms. Lo of the 2022 annual retainer and 2022 annual equity grant, pro-rated, in each case, based on her appointment as of July 18, 2022.
6.Ms. Ballintyn was a member of our Board from 2019 through May 2022. Ms. Ballintyn did not stand for re-election at the 2022 annual meeting of stockholders and ceased to serve as a director following the conclusion of such meeting.

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INFORMATION ABOUT EXECUTIVE OFFICERS
Executive officers are chosen by and serve at the discretion of the Board. Set forth below is the name, age, position, along with certain biographical information for our executive officers, not including Jan De Witte, our President and Chief Executive Officer. For Mr. De Witte's biographical information, please see page 10 of this proxy statement.

Name	Age	Position

Jan De Witte	58	President and Chief Executive Officer and Director
Robert T. Davis, Jr.	64	Executive Vice President, President, Tissue Technologies
Lisa Evoli	53	Executive Vice President and Chief Human Resources Officer
Michael McBreen	57	Executive Vice President, President, Codman Specialty Surgical
Jeffrey Mosebrook	46	Senior Vice President, Principal Financial Officer and Principal Accounting Officer
Eric I. Schwartz	54	Executive Vice President, Chief Legal Officer and Secretary
Harvinder Singh	56	Executive Vice President & President, International

Robert T. Davis, Jr. is Integra’s Executive Vice President, President, Tissue Technologies. Mr. Davis is responsible for the management of the Tissue Technologies’ global division. His responsibilities include leadership of sales, commercial operations, marketing and strategy, product development, regulatory affairs, quality assurance, manufacturing services and repair, business development of the regenerative tissue portfolio of products. Mr. Davis joined Integra in July 2012 as President of the global neurosurgery business and was appointed Integra’s Corporate Vice President in December 2012 and President — Specialty Surgical Solutions in 2014. He brings more than 25 years of executive management experience in the global healthcare industry. Prior to joining Integra, Mr. Davis was the general manager for the global anesthesia & critical care business at Baxter Healthcare and held various general management positions at GE Healthcare in the areas of interventional therapeutics, cardiovascular imaging and diagnostic ultrasound.
Mr. Davis earned his B.S. in Sports Medicine from the University of Delaware, a Master’s degree in Exercise & Cardiovascular Physiology from Temple University, and an M.B.A. from Drexel University.

Lisa Evoli is Integra’s Executive Vice President and Chief Human Resources Officer. Ms. Evoli, who has served in this role since joining the Company in January 2016, is responsible for providing leadership in developing and executing human resources strategy in support of the overall business plan and strategic direction of the organization. Ms. Evoli brings significant global Human Resources leadership experience. Prior to joining Integra, she served as vice president, human resources for the data & devices division of TE Connectivity (formerly Tyco Electronics). Prior to that, she held senior global human resources leadership positions with Johnson & Johnson in both the pharmaceutical and consumer sectors. She held various global human resources leadership roles at Motorola specifically in their broadband communications and automotive groups and also assumed a leadership role for the company’s talent management & organizational development function.
Ms. Evoli received her B.S. in Business Administration from California University of Pennsylvania and an M.S. in Human Resources / Organizational Development from Villanova University.

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Information About Executive Officers

Michael McBreen is Integra’s Executive Vice President, President, Codman Specialty Surgical. His responsibilities within Codman Specialty Surgical include leadership of sales, marketing, product development, regulatory affairs, quality assurance, Global Services and Repair and manufacturing worldwide. He joined Integra following the acquisition of Codman Neurosurgery from Johnson & Johnson in October 2017 as President of Integra’s international business. In May 2020, he was promoted to Executive Vice President and President, Codman Specialty Surgical. Mr. McBreen also held numerous U.S. and global roles of increasing responsibilities in sales and marketing at DePuy Mitek Sports Medicine, a division of Johnson & Johnson, since joining the company in 1996. Prior to Johnson & Johnson, he held various sales and marketing roles at Zimmer Biomet. Mr. McBreen has over 30 years of experience in the medical technology field, including holding various executive level positions in sales, marketing and general management.
Mr. McBreen completed his bachelor’s degree in business administration at Providence College.

Jeffrey Mosebrook is Integra’s Senior Vice President, Finance. Mr. Mosebrook also serves as Integra's Principal Financial Officer and Principal Accounting Officer. He was appointed Principal Financial Officer in February 2023 and Principal Accounting Officer in October 2017. Mr. Mosebrook joined Integra in 2006 through Integra’s acquisition of Miltex, Inc. where he served as a financial reporting manager. Since joining Integra, he has served in a number of managerial positions with increasing responsibilities. In May 2010, he was named instruments Group Controller and went on to be named Group Controller, US in March 2012. In September 2014, Mr. Mosebrook was named as Vice President, Corporate Controller. Prior to Miltex, Inc., Mr. Mosebrook spent four years at Beard Miller Company, LLP (now known as Baker Tilly US, LLP) in various accounting roles.
Mr. Mosebrook received a B.S. in accounting from York College and is a certified public accountant licensed in Pennsylvania.

Eric I. Schwartz is Integra’s Executive Vice President, Chief Legal Officer and Secretary. Mr. Schwartz joined Integra in November 2018. Before joining Integra, Mr. Schwartz was the general counsel of Globus Medical, a global orthopedic medical devices company, where he led several strategic transactions, including the largest acquisition in its company history. Prior to that, Mr. Schwartz served as the chief operating officer and chief legal officer of CardioVIP, a venture-backed health care services company. Prior to that, he served as general counsel at Animas Corporation, playing a key role in its sale to Johnson & Johnson. Following the transaction, Mr. Schwartz assumed the role of assistant general counsel at J&J, supporting several high-growth businesses within the company’s medical devices division. He also served on the management boards of McNeil Nutritionals and Ethicon Biosurgery.
Mr. Schwartz received his B.A. and J.D. from the University of Virginia. He also received an M.B.A. in Finance from the Wharton School of the University of Pennsylvania.

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Information About Executive Officers

Harvinder Singh is Integra's Executive Vice President and President, International Business. Mr. Singh joined Integra in October 2022. Prior to joining Integra, Mr. Singh was at Abbott Laboratories for more than 20 years. Over this period, Mr. Singh served in increasing positions of responsibility, most recently as corporate officer and vice president of global commercial operations for the vascular business. Before joining Abbott, he worked for Guidant Corporation and Eli Lilly in sales, marketing, strategy and general management roles. He lived and worked in India, Hong Kong, Shanghai, Tokyo, Singapore, and the United States. Mr. Singh served as a member on the board of APACMed, the industry association of medical device companies in Japan and the Asia Pacific region. He was also a board member of the American Medical Devices and Diagnostics Manufacturers’ Association in Japan.
Mr. Singh graduated with a bachelor’s degree in chemistry and biology from Punjab University and received his M.B.A. from University of Indore, India. He is an alumnus of the Harvard Business School’s Advanced Management Program.

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COMPENSATION DISCUSSION AND ANALYSIS
Integra is a world leader in medical technology, offering innovative solutions in neurosurgery, reconstructive and general surgery. Through an unwavering commitment, we strive to limit uncertainty for surgeons so they can concentrate on providing the best patient care. We believe that execution on our strategic pillars paired with significant opportunities for global growth will continue to drive stockholder value. Delivering this strategy requires a team of highly engaged and skilled leaders who are rewarded for the performance they deliver.
To ensure our leaders are driven to deliver excellence for customers, patients, stockholders and colleagues, our executive compensation program is designed to link business priorities with performance.

Our Executive Compensation Philosophy
Our executive compensation programs are based on a pay-for-performance philosophy and are designed to...
•Attract, motivate and retain talented executives who have the skills to drive our continued profitability, growth and success;
•Connect executive compensation with our short- and long-term corporate goals with an appropriate balance across pay programs prioritizing performance while discouraging unnecessary or excessive risk-taking;
•Align the interests of our executives with those of our stockholders; and
•Reward executives for exceptional performance that improves patient outcomes and drives stockholder value (pay-for performance).

This Compensation Discussion and Analysis (“CD&A”) describes the 2022 compensation of our named executive officers ("NEOs") listed below. It also provides an overview of our executive compensation program, which we continue to refine based on stockholder feedback, competitive market practice, and Company performance.

Named Executive Officer	Role	2022 Time In Role

Mr. Jan De Witte	President and Chief Executive Officer (CEO)	Full Year
Ms. Carrie Anderson[1]	Executive Vice President and Chief Financial Officer (CFO)	Full Year
Mr. Robert T. Davis, Jr.	Executive Vice President, President, Tissue Technologies	Full Year
Mr. Michael J. McBreen	Executive Vice President, President, Codman Specialty Surgical	Full Year
Mr. Eric I. Schwartz	Executive Vice President, Chief Legal Officer and Secretary	Full Year
Mr. Glenn G. Coleman[2]	Executive Vice President and Chief Operating Officer (COO)	January 1 - September 23
1.Effective February 2, 2023, Ms. Anderson resigned as Chief Financial Officer.
2.On August 25, 2022, the Company announced the elimination of the position of Chief Operating Officer. Effective as of September 23, 2022, Mr. Coleman ceased employment with the Company.

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Compensation Discussion and Analysis
Summary of Our 2022 Decisions
The Compensation Committee makes decisions regarding NEO total compensation (base salary, annual bonus objectives and payments, and annual equity grants) in connection with our annual performance review process. The table below summarizes the Compensation Committee’s decisions and provides information on updates to the compensation programs for 2022.

Factors That Guided Total Compensation Decisions
•Our executive compensation philosophy
•Degree of achievement of key strategic financial and operational goals
•Individual performance
•Advancement of our diversity and inclusion strategy
•Ongoing impact of the COVID-19 pandemic
•Recommendations of our President and CEO (other than with respect to his own compensation)
•Advice of an independent compensation consultant
•Stockholder input
•Market pay practices
•Current and historical Integra compensation

Key 2022 Compensation Decisions (See Pages 38 – 46 For More Information)
Base Salary Decisions
NEOs received salary increases based on business performance, competitive compensation data and individual performance. Ms. Anderson and Mr. McBreen received a 10.5% and 13.3% increase, respectively, to reflect their 2021 performance and remain competitive with our peer group.
Cash Bonus Decisions
In February 2022, the Compensation Committee approved the short-term incentive design, metrics and performance goals for NEOs, which cascades more broadly to all plan participants.
As a result of business performance goals in 2022, the overall annual bonus pool was funded at 87% of target. The Compensation Committee considered this funding appropriate based on the results of the Company and notable effort and achievements of the executive officers and non-executive participants. Mr. De Witte was awarded an annual bonus payment of 87% of his target opportunity. Other NEOs were awarded annual bonus payments between 84% and 90% of their individual target opportunities. Annual bonus payments were paid in March 2023.

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Compensation Discussion and Analysis

Key 2022 Compensation Decisions (See Pages 38– 46 For More Information)
Equity Grant Decisions
On March 11, 2022, Mr. De Witte received an annual equity grant with a fair market value of $4,000,000. Grants for the other NEOs ranged in value from $1,151,305 to $2,550,106.
Equity grants consist of 50% performance stock units (PSUs) and stock options and restricted stock (RSUs for Mr. De Witte) each weighted at 25%.
The 2022 PSU target level goal increased to 5.3% annual organic revenue growth. The PSU's maximum level of performance is 7% annual organic revenue growth and the vesting percentage opportunity for this award is 150% when this exceptional performance is achieved or surpassed.
In consideration of costs incurred in connection with his relocation from Europe to the United States related to equity awards from his former employer, Mr. De Witte was issued a one-time restricted stock award in the amount of $1,500,000 in November 2022.   His award will vest in three equal installments on the anniversary dates of the grant.
PSU Vesting Decisions
In February 2023, the Compensation Committee reviewed the annual organic revenue growth goal for 2022 performance as it relates to the vesting of 2020, 2021 and 2022 PSU grants. Based on the Company's performance, PSUs tied to the 2022 performance year vested at 88% of target for the 2020 and 2021 PSUs and 87.3% of target for the 2022 PSUs.

Say-On-Pay Results And Stockholder Feedback
The Company continues to receive high levels of Say-on-Pay support, with 98.7% of votes cast in favor at our 2022 annual meeting of stockholders. The Compensation Committee believes this support, coupled with positive feedback from stockholders, to be an endorsement of our current program, which is considered as part of the Compensation Committee’s annual review.

Supporting Our Pay-For-Performance Philosophy

In support of our pay-for-performance philosophy and achievement of strong Company performance, the majority of the total compensation opportunity that our President and CEO and other NEOs receive is “at-risk” and dependent upon future performance. Market-competitive base salaries are established to provide our NEOs with a stable and secure source of income with “at-risk” pay aligned to driving our four strategy pillars.

Consistent with the Company’s overall executive compensation philosophy, NEOs are rewarded for their strong leadership and individual performance and provided with equity incentives to ensure alignment of their interests with those of our stockholders. For Mr. De Witte, 85% of his on-going target total direct compensation opportunity is at-risk, as shown below. Given the nature and intent of the award, Mr. De Witte's $1,500,000 equity award granted in November 2022 is excluded from his on-going target total direct compensation. On average, the target total direct compensation for our NEOs other than Mr. De Witte that is at-risk is 74%.

The majority of total direct compensation for our NEOs — 85% for our President and CEO and an average of 74% for our other NEOs — is “at-risk” based on the achievement of specific performance goals and stock price performance.

2023 Proxy Statement	33

Compensation Discussion and Analysis
Aligning Pay With Performance
We emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of his or her compensation comes from performance-based pay. For 2022, the performance-based components of our executive compensation program were designed as follows:

	Short-Term Incentive	Long-Term Incentive	Long-Term Incentive
	Annual Bonus	Performance-based Equity	Time-based Equity
Objective	Reward achievement of short-term (annual) corporate performance goals	Reward exceptional long-term financial results and drive stockholder value creation	Reinforce ownership in the Company with a focus to increase stockholder value over the long term and support retention of executives
Form	Cash	Performance Stock Units (PSUs) (50%) Non-qualified Stock Options (25%)	Restricted Stock Units (RSUs) (25%) for CEO only Restricted Stock (25%) for all other named executive officers
Time Horizon	1 Year	3 Years (PSU) 4 Years (Stock Options)	3 Years[1]
Metrics	Revenue — 40% weighting Adjusted EBITDA[2] — 40% weighting Operating cash flow — 20% weighting	Annual organic revenue growth[3] Stock price appreciation Continued employment	Stock price appreciation Continued employment
1.For Mr. De Witte, RSUs vest annually over three years and generally include a deferral feature that provides that the award will be paid within 30 days following the six-month anniversary of his departure from the Company.
2.Defined as GAAP net income excluding (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) intangible asset amortization expense; and, (v) income tax impact from adjustments. See "Appendix A - Non-GAAP Financial Measures".
3.Organic revenue consists of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Organic revenue growth is the increase in organic revenue compared to the prior year’s organic revenue. See "Appendix A - Non-GAAP Financial Measures".

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Compensation Discussion and Analysis
Compensation Best Practices
The Compensation Committee applies a number of corporate governance features related to executive compensation, which are summarized below. We believe these mechanisms help to ensure alignment of executive and stockholder interests.

What We Do	What We Don't Do

Deliver executive compensation primarily through performance-based at-risk pay	X	No hedging or pledging of equity
Maintain a peer group for benchmarking pay	X	No repricing of stock options
Set challenging short- and long-term incentive objectives	X	No guarantees or minimums related to base salary increases, annual bonuses or equity grants
Place a cap on the annual bonus payments and PSUs earned that executives can receive	X	No duplication of long-term performance targets with our annual performance targets
Provide strong oversight that ensures adherence to equity grant regulations	X	No gross-ups in connection with a change in control
Maintain a clawback policy for annual bonus and equity compensation, as well as an anti-hedging/pledging policy	X	No excessive perquisites
Require stock ownership by executives, with minimum ownership levels defined by role	X	No supplemental executive retirement plans
Have double-trigger change-in-control arrangements
Conduct an annual risk assessment to mitigate any compensation program-related risk having a material adverse effect on the Company
Offer market-competitive benefits for executives that are consistent with the benefits provided to the rest of our employees
Consult with an independent consultant on compensation levels and practices
Engage with stockholders regarding our compensation programs.
Stockholder Input On Executive Compensation

We value the opinions of our stockholders and regularly solicit input on our executive compensation program. In evaluating the design of our executive compensation and the compensation decisions for each of our NEOs, the Compensation Committee considers stockholder input including the advisory “say-on-pay” vote at our annual meeting.
For our 2022 Say on Pay, approximately 98.7% of the “say-on-pay” stockholder votes cast approved the compensation for our named executive officers.
For our 2022 Say-on-Pay, approximately 98.7% of the votes cast approved the compensation for our NEOs. We believe this support resulted largely from the improvements we have made, and continue to make, to our executive compensation program and the positive effect they have had on the Company’s performance. The strong Say-on-Pay vote shows support for our current executive compensation design.

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Compensation Discussion and Analysis
Over the course of 2022, we gathered feedback with respect to our executive compensation program in a number of different settings. Integra’s management team engaged with stockholders representing over 50% of our outstanding shares by participating in over a dozen institutional investor events at which we discussed our strategic plans and growth prospects and held approximately 300 meetings with institutional investors. Through this engagement, we received feedback from stockholders on topics such as corporate strategy, governance and sustainability, as well as business and financial performance. Feedback from investors continues to highlight organic revenue growth as a key indicator for the strength of our business and a driver of stockholder value creation.
To strengthen our pay-for-performance culture, the Compensation Committee considered our strong 2022 vote results and the feedback obtained from our investor outreach when making decisions relating to compensation for our NEOs for 2022. Our philosophy is to use performance metrics that directly align with our business strategy and stockholder interests. Based on these factors, annual organic revenue growth has been used as our long-term incentive performance shares metric since 2018 and will continue to be the measure in 2023.
Role of the Compensation Committee
The Compensation Committee reviews the executive compensation program for all NEOs, as well as other executives within the Company, on an annual basis. While Integra management provides input, it is the responsibility of the Compensation Committee to evaluate and approve our executive compensation philosophy, plans, policies, programs and decisions.
The following table illustrates the steps the Compensation Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance, and does not promote undue risk taking.

Step 1: Input On Compensation	Step 2: Compensation Committee Decisions	Step 3: Compensation Committee Oversight

At the beginning of each year, management, including the President and CEO, provides recommendations to the Compensation Committee regarding the compensation of the NEOs. The CEO does not make recommendations on his own pay.
These recommendations take into consideration the competitive market pay data provided by the Board’s independent consultant, as well as an evaluation of the NEO’s role, performance and contributions to the Company’s results, as well as the individual’s long-term potential.
(See more below on the Compensation Committee's independent compensation consultant.)

The Compensation Committee considers these recommendations together with the input of our independent compensation consultant and subsequently the Compensation Committee determines the NEOs’ compensation, ensuring it is aligned with our compensation philosophy.
All aspects of the CEO’s compensation are determined solely by the Compensation Committee, with input from the independent compensation consultant.

For the coming year, the Compensation Committee reviews and approves:
•Objectives for the CEO
•Variable pay target opportunities for annual bonus and long-term equity incentives
•Performance metrics for the annual bonus and equity grants
The Compensation Committee ensures performance metrics are consistent with the financial, operational and strategic goals set by the Board, that the performance goals are sufficiently ambitious and that amounts paid (when target performance levels are achieved) are consistent with our executive compensation philosophy.

Role of the Independent Compensation Consultant
The Compensation Committee retains WTW (f/k/a Willis Towers Watson) as its independent executive compensation consultant. WTW provides market analyses and recommendations that inform the Compensation Committee’s decisions, furnishes updates on

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Compensation Discussion and Analysis
market trends and the regulatory environment as it relates to executive compensation, reviews various executive compensation proposals presented by management to the Compensation Committee, and works with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders.
Pursuant to the rules of the SEC, the Compensation Committee has reviewed the SEC’s independence factors for compensation advisers and concluded that no conflict of interest exists that would prevent WTW from independently representing the Compensation Committee. In 2022, in addition to the executive compensation consulting services provided, WTW provided corporate risk and brokering services and additional rewards consulting services to the Company with total fees of $405,318.
Role of the Executive Compensation Peer Group

To help ensure we provide our NEOs with fair and market-competitive compensation and to support retention of our key leaders, we annually review the compensation we offer our executives against executives within our peer group of companies. In 2022, this peer group consisted of companies determined to be:
•Similar in size (revenue and market capitalization), complexity and global reach to Integra;
•In the medical technology or a similar industry; and
•In competition with Integra for executive talent.

Integra is currently at the 42nd percentile for revenue when compared to the peer group.

We generally position each element of compensation and the total compensation packages for executive officers to align with the 50th percentile of our peer group.

Our peer group is regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of our independent compensation consultant. The 2022 peer group approved by the Compensation Committee is shown below. Varian Medical Systems, Inc. and Hill-Rom Holdings, Inc. were removed due to acquisitions. QuidelOrtho Corporation which is aligned with our revenue and business model was added.

2022 Executive Compensation Peer Group

ABIOMED, Inc.	Integer Holdings Corporation	ResMed, Inc.
Align Technology, Inc.	Intuitive Surgical, Inc.	Steris Plc
CONMED Corporation	Invacare Corporation	Teleflex Incorporated
Edwards Lifesciences Corporation	Masimo Corporation	The Cooper Companies, Inc.
Haemonetics Corporation	Nuvasive, Inc.	West Pharmaceutical Services, Inc.
Hologic, Inc.	QuidelOrtho Corporation
In setting 2022 compensation, the Compensation Committee used the 2021 peer group which included Varian Medical Systems, Inc. and Hill-Rom Holdings, Inc.
Elements of the Executive Compensation Program
Integra’s executive compensation consists of fixed pay and variable pay, including cash and non-cash components. We continue to emphasize variable pay rather than fixed pay, with the majority of the compensation being “at risk” performance-based compensation. We compare our executive compensation elements and total compensation against those of our peer group companies targeting the median while aligning to our executive compensation philosophy. The chart below summarizes the various elements of Integra’s executive compensation and their purpose:

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Compensation Discussion and Analysis

	Objective	Type of Compensation	Key Features
Base Salary	Provide competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the medical technology industry and broader market	Cash	•Reflects individual skills, experience, responsibilities and performance over time •Influences annual bonus and long-term incentive opportunity •Provides a stable and secure source of income
Short-Term Incentive —Annual Bonus	Encourage focus on short-term business performance	Cash
•Performance-based reward tied to achievement of short-term corporate performance goals
•Payment reflects the attainment of corporate financial goals as well as individual accomplishments in strategy, financial, and cultural elements associated with their leadership responsibilities for their given area
•Paid only if threshold performance levels are met or exceeded

Long-Term Incentive — Performance Stock Units (PSUs)	Increase multi-year organic revenue growth	Equity
•Performance-based rewards tied to achievement of long-term corporate performance goals
•Vests only if threshold performance levels are met or exceeded
•Promotes retention and enhances executive stock ownership
•Links value to stock price

Long-Term Incentive —Non-qualified Stock Options	Closely align executive and stockholder interests and aid in retention	Equity	•Promotes retention and enhances executive stock ownership •Links value to stock price appreciation
Long-Term Incentive —Restricted Stock & RSUs	Closely align executive and stockholder interests and aid in retention	Equity	•Promotes retention and enhances executive stock ownership •Links value to stock price
Other Benefits	Aid in attracting and retaining talent	Benefit	•Broad-based benefits available to all employees •Executive physical exam program •Non-Qualified Deferred Compensation Program available to all eligible employees
Analysis of 2022 Compensation Decisions
Base Salary
We establish base salaries for NEOs that reflect each executive’s experience, expertise, and the complexity of his or her role as well as current competitive compensation data and internal comparisons. The Compensation Committee reviews base salaries of our NEOs annually, and approves increases considering factors such as prior year performance, market competitiveness and affordability. Our NEOs’ annual base salary changes are generally aligned with Integra’s global annual merit budget with generally an effective date each year of April 1.
2022 Base Salary Decisions
NEOs received salary increases based on business performance, competitive compensation data and individual performance. Ms. Anderson and Mr. McBreen received a 10.5% and 13.3% increase, respectively, to their base salary to reflect their 2021 performance and remain competitive with our peer group. Mr. De Witte joined the Company on December 1, 2021, at which time his annual salary was set. Mr. Schwartz did not receive an increase in 2022 as his annual salary was generally competitive to our peers. Mr. Coleman did not receive an increase in 2022 due to the elimination of his position. The base salaries in effect for the named executive officers for 2021 and 2022 were as follows:

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Compensation Discussion and Analysis

	2021 BASE SALARY	2022 BASE SALARY	% INCREASE

Jan De Witte	$850,000	$850,000	0.00%
Carrie Anderson	$525,000	$580,000	10.5%
Robert T. Davis, Jr.	$490,684	$500,684	2.04%
Michael J. McBreen	$463,500	$525,000	13.3%
Eric I. Schwartz	$525,000	$525,000	0.00%
Glenn G. Coleman	$618,000	$618,000	0.00%
Annual Bonus
Our Performance Incentive Compensation Plan (the “Bonus Plan”) provides NEOs with the opportunity to earn a cash award when they deliver strong annual Company and individual performance.
NEOs are eligible for bonus payments only if the Company achieves a threshold goal of at least 70% of prior year adjusted EBITDA. If 70% of prior year adjusted EBITDA is met, the Bonus Plan is funded. Actual bonuses are determined based on the Company’s achievement of annual performance goals determined by the Compensation Committee within the first 90 days of each year. The annual bonus pool is determined based on Company performance — revenue (40% weighting), adjusted EBITDA (40% weighting) and operating cash flow (20% weighting). These metrics were selected as they are key indicators of the strength of our business and we believe they drive long-term stockholder return.
Each NEO has a target bonus opportunity, with no minimum (that is, the actual payment could be 0%) and a cap at 200% of their target (200% of base salary for Mr. De Witte based on his employment agreement). Actual annual bonus paid may be modified based on an individual’s performance.
Annual Bonus Pool Funding
The annual bonus pool is funded for all Bonus Plan participants based on Company performance. The aggregate amount of the final payments to all participants, including the NEOs, may not exceed the overall funded pool. For 2022, the Company’s funding model was as follows:

PERFORMANCE METRIC	WEIGHT	Performance Goals as a % of Target
		Below Threshold	Threshold	Target	Maximum

Revenue	40%	95.9%	96%	100%	104%
Adjusted EBITDA¹	40%	92.9%	93%	100%	107%
Operating Cash Flow	20%	84.9%	85%	100%	115%
Annual Bonus Pool Funding (as a % of Target)		0%	20%	100%	150%
1.Defined as GAAP net income excluding (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) intangible asset amortization expense; and, (v) income tax impact from adjustments. See “Appendix A — Non-GAAP Financial Measures”.
This same funding model will apply for the 2023 performance year. Additionally, the Compensation Committee has discretion to adjust the amount of the bonus pool funding, and subsequently named executive officer awards.
Our reported results may be adjusted when comparing to our annual bonus targets for unusual events outside the control of Management including currency impact versus budget. We also exclude certain transactions such as material acquisitions or divestitures if these items were not included in the performance target.

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Compensation Discussion and Analysis
The chart below shows our achievements against the performance targets for each metric in 2022:

Revenue	Adjusted EBITDA	Operating Cash Flow
($ in Millions)	($ in Millions)	($ in Millions)

Achieved 85% of Target	Achieved 81% of Target	Achieved 100% of Target
The specific adjustments reviewed and made by the Compensation Committee for 2022, as reflected in the graph above, included adjustments for foreign exchange impact versus budget and acquisition and divestiture impact not included in performance targets. Revenue was adjusted by $35.6 million to $1,593.3 from $1,557.7. Adjusted EBITDA was adjusted by $9.7 million to $421 million from $411.3 million. Operating Cash Flow was adjusted by $1.8 million to $266.2 million from $264.4 million. See "Appendix A - Reconciliation of Non-GAAP Financial Measures".
The overall annual bonus pool was funded at 87% of target for all eligible participants in 2022.
In determining the awards for NEOs, the Compensation Committee considered the bonus pool funding as well as the collective and individual performance of our NEOs, noting the following accomplishments in areas spanning our financial, strategic, operational, and diversity and inclusion progress.

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Compensation Discussion and Analysis

KEY ACCOMPLISHMENTS
Jan De Witte
•2022 full year reported revenues of 1,557.7 million, an increase of 1.0% on a reported basis and an increase of 4.2% on an organic basis compared to 2021.
•Launched new products in both Codman Specialty Surgical and Tissue Technology divisions including U.S. launch of NeuraGen® 3D Nerve Guide Matrix, a peripheral nerve repair product, Aurora® Evacuator with Coagulation capability in the U.S.
•Established strategic roadmap and M&A gameboard, including plans for international expansion.
•Completed the acquisition of Surgical Innovation Associates (SIA), and added DuraSorb®, a resorbable synthetic matrix expanding our plans to access the U.S. market with devices specifically approved by the FDA for use in IBBR procedures.
•Drove operational excellence by outsourcing select transactional back-office activities and sharpened focus on continuous improvement to address supply challenges and operational efficiency.
•Further strengthened the executive leadership team with the appointment of talented leaders in roles important to the growth of Integra: executive vice president and president, international (the first executive to be located outside the U.S), chief digital officer, chief regulatory officer, and chief medical officer.
•Integra recognized as an employer of choice, named to Best Places to Work in NJ and trade industry lists; awarded Great Place to Work - Certified™ Organization in China.
•Led the advancement of diversity and inclusion initiatives by serving as the sponsor of Integra’s Women’s Leadership Council and partnering with CEO Action for Diversity and Inclusion.

Robert T. Davis, Jr.
•Achieved high single digit organic growth for the Tissue Technology segment.
•Strengthened the soft tissue reconstructive portfolio by completing the acquisition of Surgical Innovation Associates (SIA) and its proprietary, bioabsorbable brand DuraSorb® Monofilament Mesh.
•Divesture of non-core traditional wound care business.
•Exceeded revenue and organic growth expectations in Private Label business.
•Through focused commercial initiatives, the acellular UBM products, led by MicroMatrix® achieved double digit growth in the second half of the year.
•U.S. launch of NeuraGen® 3D Nerve Guide Matrix, a peripheral nerve repair product designed to optimize the environment for nerve regeneration.
•Led the advancement of diversity and inclusion initiatives by serving as the executive sponsor of Integra’s Veteran Employee Resource Group.

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Compensation Discussion and Analysis

KEY ACCOMPLISHMENTS
Michael J. McBreen
•Achieved double-digit growth in key products, CUSA Clarity®, Certis Plus™ Programable Valve, and MicroFrance® Instruments.
•Introduced our Aurora® Evacuator with Coagulation capability in the U.S.; first peer-reviewed journal article for Aurora Surgiscope published in Operative Neurosurgery magazine.
•Extended the CUSA® Clarity portfolio with the launch of a laparoscopic bone tip.
•Launched disposable instrument offering.
•Outside of the US, introduced the Neutus® EVD system, our first external ventricular drain in China; achieved double digit growth in China and Japan; and realized share gains for both our CUSA® platform and CERTAS™ Plus Programmable Valve in Europe.
•Assumed leadership responsibility for company-wide Enterprise Commercial team, focused on contracting.
•Led the advancement of diversity and inclusion initiatives by serving as the executive sponsor of Integra’s Asian American and Pacific Islander employee resource group.

Eric I. Schwartz
•Expanded responsibilities to include Regulatory Affairs and Business Development functions.
•Led the acquisition of Surgical Innovation Associates (SIA) and the divestiture of the non-strategic, traditional wound care business.
•Advanced Integra’s environmental, social and governance (ESG) program by developing our sustainability roadmap and publishing our inaugural ESG report.
•Designed and developed an M&A roadmap to organize and prioritize inorganic targets within the strategic framework of the company.
•Advanced diversity and inclusion initiatives as the sponsor of the newly formed LGBTQ+ employee resource group.

2022 Annual Bonus (Paid in March 2023)
The following table shows the actual annual bonus amounts awarded for 2022.

	TARGET AS A % OF BASE SALARY	TARGET AWARD OPPORTUNITY	Actual Amount Awarded(2)	Actual as a % Of Target(3)

Jan De Witte	110%	$935,000	$813,450	87%
Carrie Anderson[1]	80%	$464,000	$—	—%
Robert T. Davis, Jr.	60%	$300,410	$271,000	90%
Michael J. McBreen	60%	$315,000	$274,100	87%
Eric I. Schwartz	70%	$367,500	$310,000	84%
Glenn G. Coleman[2]	80%	$494,400	$430,128	87%
1.Effective February 2, 2023, Ms. Anderson resigned from the company, therefore, was not eligible for a cash bonus payout in March 2023.

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Compensation Discussion and Analysis
2.In connection with his separation and pursuant to the Coleman Separation Agreement, Mr. Coleman remained eligible to receive a cash bonus based upon achievement of corporate performance goals
3.Messrs. Davis and Coleman elected to defer a percentage of their 2022 annual bonus paid in March 2023 under the Non-Qualified Deferred Compensation Program. Specifically, deferrals were as follows: Mr. Davis at 35% and Mr. Coleman at 75%.
Equity Grants
Equity grants help to align executive interests with those of our stockholders. The Compensation Committee considers Company performance, individual performance, long-term potential and market practice when determining the value and type of equity. We award an annual grant mix of restricted stock or restricted stock units (RSUs), non-qualified stock options and performance stock units (PSUs) as shown below.

	Restricted Stock (all NEOS Except CEO)	Restricted Stock Units (RSUs) (CEO ONLY)	Non-Qualified Stock Options	Performance Stock Units (PSUS)

Definition	Represents actual ownership of Integra stock that becomes the executive’s upon vesting	Notional units which are redeemable for Integra stock; their value tracks the value of Integra stock	Once vested, stock options give an executive the right to purchase Integra stock at an exercise price equal to the closing price of our common stock on the date of grant	Notional units which are redeemable for Integra stock subject to performance; their value tracks the value of Integra stock
% of Equity Grant[1]	25%	25%	25%	50%
Performance Metric	Time	Time	Stock price	Organic revenue growth
Vesting	Annually over three years	Annually over three years; payment is generally deferred until after CEO’s departure from Integra	Annually over four years	Annually over three years based on achievement of performance goals
1.Mr. De Witte's annual award mix in 2022 did not entirely align with the award mix described above in connection with his first full-year of employment. as described on page 34. Mr. De Witte's on-going annual equity award is aligned to the award mix described above.
Annual Equity Compensation Grants
Annual equity grants are typically made in March of each year. The following criteria are evaluated for each of our NEOs when determining the value of their annual equity award:
•Performance over the long term;
•Performance during the prior year;

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Compensation Discussion and Analysis
•Long-term potential;
•Retention considerations; and
•Market practices for comparable positions.
2022 Equity Compensation Decisions
The Compensation Committee reviewed the target total direct compensation of our NEOs compared to our peers and made market adjustments to annual equity grant values to continue to be competitive with our peer group.
In March 2022, NEOs, each received an annual equity grant of PSUs, non-qualified stock options and restricted stock (RSUs for Mr. De Witte).

	FAIR MARKET VALUE AT GRANT – 2022
	RESTRICTED STOCK	RSUs	NON-QUALIFIED STOCK OPTIONS	PSUs	TOTAL

Jan De Witte[1]		$2,500,024	$1,000,014	$2,000,049	$5,500,087
Carrie Anderson[2]	$1,156,028		$406,010	$812,052	$2,374,090
Robert T. Davis, Jr.[3]	$512,871		$212,809	$425,625	$1,151,305
Michael J. McBreen[3]	$716,991		$216,929	$433,893	$1,367,814
Eric I. Schwartz	$637,557		$637,500	$1,275,049	$2,550,106
Glenn Coleman	$463,557		$463,512	$927,036	$1,854,106
1.In consideration of costs incurred in connection with his relocation from Europe to the United States related to equity awards from his former employer, Mr. De Witte was issued a one-time restricted stock award in the amount of $1,500,000 in November 2022.   His award will vest in three equal installments on the anniversary dates of the grant with no deferral component. This award is included in the table above.
2.Ms. Anderson's equity award was forfeited on her termination date of February 2, 2023.
3.Equity awards for Mr. Davis and Mr. McBreen included a portion of restricted stock with a two-year cliff vest of $300,000 and $500,000, respectively.
Using Organic Revenue Growth As The PSU Performance Metric
Annual organic revenue growth is the performance metric for PSU awards as it is a key indicator of the strength of our business and stockholder return. Organic revenue consists of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Organic revenue growth is the increase in organic revenue compared to the prior year.
The three-year annual organic revenue growth goal is derived from a rigorous process that involves input and discussions among the Compensation Committee, CEO and management. We annually review the metrics (and related targets) used in our annual bonus and equity programs to ensure they remain aligned to Integra’s strategic plan.
PSU Vesting For Equity Grants
For the 2019, 2020 and 2022 grants, each NEO is eligible to receive shares of the Company’s common stock ranging from 0% to 150% of target based on the Company’s achievement of an annual organic revenue growth goal over the prior year’s organic revenue amount during each fiscal year of the performance period as follows:

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Compensation Discussion and Analysis

GROWTH IN ANNUAL ORGANIC REVENUE OVER PRIOR YEAR
	2019 & 2020 PERFORMANCE GOAL	2022 PERFORMANCE GOAL	PERFORMANCE VESTING PERCENTAGE

Below Threshold Level	<2%	<2%	0%
Threshold Level	2%	2%	50%
Target Level	5%	5.3%	100%
Maximum Level	7%	7%	150%
For the 2021 grants, to further align the interests of our executives and those of our stockholders and enhance our performance-oriented incentives to drive sustainable long-term performance with the uncertainty of the 2020 COVID-19 pandemic, the Compensation Committee increased the 2021 grant’s maximum vesting percentage to 200% when the Company achieves exceptional organic revenue growth of 14% or more. Each NEO is eligible to receive shares of the Company’s common stock ranging from 0% to 200% of target for the 2021 grant based on the Company’s achievement of the annual organic revenue growth goal over the prior year’s organic revenue amount during each fiscal year of the performance period as follows:

GROWTH IN ANNUAL ORGANIC REVENUE OVER PRIOR YEAR
	2021 PERFORMANCE GOAL	PERFORMANCE VESTING PERCENTAGE

Below Threshold Level	<2%	0%
Threshold Level	2%	50%
Target Level	5%	100%
Maximum Level	14%	200%

If...	Then...

Growth in annual organic revenue over prior year is between threshold and target levels
For 2019, 2020, 2021 and 2022 Grants
Performance vesting percentage is determined by extrapolating between threshold level— anchor points of 3% annual organic revenue growth (with a 70% performance vesting percentage) and 4% annual organic revenue growth (with an 85% performance vesting percentage)—and target level.

Growth in annual organic revenue over prior year is between target and maximum levels
For 2019, 2020 and 2021 Grants
Performance vesting percentage is determined by linear interpolation between target level and maximum level—for example 6% annual organic revenue growth (with a 125% performance vesting percentage).

For 2022 Grants
Performance vesting percentage is determined by extrapolating between target level and maximum.

Target performance in a particular year is not attained but the Company achieves its cumulative goal (an average three-year annual organic revenue growth rate of at least target level)	Additional PSUs will vest on the third anniversary of the grant date (as though the performance goal for the fiscal year was achieved at target level).

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Compensation Discussion and Analysis
PSU Grant Vesting
Vesting of the following PSU grants in 2022 and 2023 was determined based on the achievement of the Company’s annual organic revenue growth goal for the 2021 and 2022 performance periods:
Performance Results For PSUs Vesting In 2023 Based On 2022 Performance Year

	Performance Vesting %	2020 Grant Year 3 Vesting	2021 Grant Year 2 Vesting	2022 Grant Year 1 Vesting

Baseline[1]		$1,519.3	$1,519.3	$1,519.3
Target Level	100%	5%	5%	5.3%
Maximum Level	150% in 2020/2022 200% in 2021	7%	14%	7%
ACTUAL[1]		$1,582.5	$1,582.5	$1,582.5
% Increase over Baseline		4.2%	4.2%	4.2%
ACTUAL VESTING PERCENTAGE		88%	88%	87.3%
1.See “Appendix A — Non-GAAP Financial Measures”.
Other Benefits
Retirement Savings Programs
In 2022, we provided retirement benefits to our NEOs through the defined contribution retirement savings plan, which is the same plan available to all employees. Company matching contributions for our NEOs are shown in the "Breakdown of All Other Compensation — 2022" table appearing in the CD&A of this proxy statement. A non-qualified deferred compensation program exists for all employees who meet the IRS annual compensation limit of Section 401(a)(17) of the Internal Revenue code of 1986, as amended (the "Code") and conforms with the requirements of Section 409A of the Code. Employees may defer up to 75% of base salary and up to 100% of performance-based cash bonus on a pre-tax basis. Messrs. Coleman and Davis elected to defer their base salary under the non-qualified deferred compensation program. Mr. Coleman deferred 50% of his 2022 base salary paid and Mr. Davis deferred 21% of his base salary paid. Messrs. Coleman and Davis and Ms. Anderson elected to defer a percentage of their 2022 annual

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Compensation Discussion and Analysis
bonus paid in March 2022. Specifically, annual bonus deferrals were as follows: Mr. Coleman at 75%, Ms. Anderson at 75% and Mr. Davis at 35%. The deferred value of the base salary and annual cash bonus is shown in the Nonqualified Deferred Compensation table.
Other Benefits
In 2022, our NEOs participated in benefits offerings on the same basis as all other employees except for the Executive Physical Exam Program, which provides payment for a comprehensive annual physical exam for each of our NEOs and aligns with the Company’s culture of health and wellness, which supports improved executive performance.
Mr. De Witte was reimbursed for $144,156 for certain relocation-related expenses consistent with the Company’s relocation policy shown in the "Breakdown of All Other Compensation — 2022" table appearing in the CD&A of this proxy statement.
Other Key Features Of Our Executive Compensation Program

As we look to the future of the Company, we have adopted policies to help drive sustainable growth by further aligning the financial interests of our executives and stockholders with long-term stock price performance. In addition, our compensation policies and practices for all employees are reviewed annually to determine whether any risks associated with such policies and practices encourage unnecessary or excessive risk-taking or are reasonably likely to have an adverse effect on the Company. Our compensation programs are designed with an appropriate balance of risk and reward in relation to our business strategy and do not encourage excessive or unnecessary risk-taking behavior. The risk-mitigating features adopted within our compensation programs are outlined below.

The Compensation Committee reviewed management’s risk assessment report, and as a result of the risk assessment, the Compensation Committee does not believe risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines
Our stock ownership guidelines require all executive officers to hold a minimum number of shares of our stock while serving in these leadership positions. The guidelines are intended to align the interests of executives with those of our stockholders by requiring executives to be subject to the same long-term stock price volatility our stockholders experience. Named executive officers have five years from their appointment/hire date to meet their stock ownership guidelines. For purposes of measuring compliance with these guidelines, the following are counted to determine whether the required ownership interest has been satisfied: (i) shares of common stock owned directly or indirectly by the executive officer or his or her immediate family members, (ii) vested shares of restricted stock and shares underlying vested RSUs, and (iii) unvested shares of restricted stock and shares underlying unvested RSUs (provided, in each case, such shares or units vest based on time and not performance). Shares underlying unexercised stock options (whether vested or unvested) and performance-based awards do not count towards satisfying these guidelines.
The minimum ownership threshold is based on a multiple of base compensation:

Position	Stock Ownership Guideline

CEO	6 times base salary
CFO	2 times base salary
All other NEOs	1 times base salary
Currently, all of our NEOs to whom the guidelines are applicable are in compliance with the stock ownership guidelines. Consistent with the terms of the guidelines, Mr. De Witte has five years from the commencement of his employment with the Company, or until December 1, 2026, to comply with the stock ownership guidelines and is currently progressing towards meeting the ownership guidelines.

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Compensation Discussion and Analysis
Clawback Policy
We maintain a clawback policy to ensure compensation is paid only upon proven results. If a restatement of our financial results is required to correct a material error or inaccuracy due to the fraud or intentional misconduct of a named executive officer, the Compensation Committee can recoup from that executive bonuses or equity awards awarded on or after January 1, 2013 and cancel outstanding annual bonus or equity award opportunities. In October 2022, the SEC added Rule 10D-1 under the Exchange Act, requiring listing exchanges to adopt listing standards that require listed issuers to adopt clawback policies and comply with applicable disclosure requirements. In February 2023, Nasdaq proposed revised listing standards to implement Rule 10D-1. We are monitoring the development of Nasdaq's final listing standards and intend to amend our clawback policy to ensure compliance with applicable SEC and Nasdaq listing requirements by no later than the compliance deadline.
Anti-Hedging and Anti-Pledging Policies
Our Insider Trading Policy prohibits without exception hedging and pledging of our securities by any employee, including our NEOs and Directors. Prohibited trading practices include short sales, puts, calls, forward sales, equity swaps, or other hedging transactions. In addition, all employees including our NEOs and Directors are forbidden from (i) holding Integra securities in a margin account, (ii) buying Integra securities on margin, (iii) pledging Integra securities as collateral for a loan or (iv) pledging Integra securities in any other arrangement. For our NEOs, and other participants in the Company’s trading window group, trading is permitted only during scheduled trading windows and requires a pre-clearance by our legal department. Subject to our trading window policy and applicable rules and regulations, our NEOs may enter into a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934.
Impact of Accounting and Tax Requirements on Compensation
The Compensation Committee endeavors to structure executive compensation in a manner that is either compliant with, or exempt from, the application of Section 409A, the provisions of which may impose additional taxes to employees. In addition, the Compensation Committee considers that Section 162(m) of the Code limits the deductibility of compensation paid to the CEO, CFO and other NEOs and certain other officers to $1.0 million per year.
Accounting
We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including non-qualified stock options, restricted stock, restricted stock units, PSUs and other forms of equity compensation). The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Although the Compensation Committee generally considers the tax and accounting implications of its compensation decisions, the primary drivers for determining the amount and form of executive compensation are the attraction, motivation and retention of executive talent rather than the Internal Revenue Code or accounting requirements.
Employment and Post-Employment Arrangements
CEO Employment Agreement: Mr. De Witte
In connection with his appointment as President and CEO of the Company, the Company entered into an employment agreement (the “De Witte Agreement”) pursuant to which Mr. De Witte commenced employment on December 1, 2021. The initial term of the De Witte Agreement expires on the third anniversary of the Effective Date (as defined in the De Witte Agreement), unless terminated earlier, and is subject to an automatic one-year renewal term unless either party gives timely written notice of termination.
Under the De Witte Agreement, Mr. De Witte's annual base salary is $850,000 per annum, subject to annual review and may be increased in the sole discretion of the Company but may not be decreased without Mr. De Witte's express written consent. Mr. De Witte is eligible for an annual bonus opportunity targeted at 110% of his annual base salary (pro-rated for any partial year of service). Mr. De Witte’s bonus opportunity will range from 50% of his target annual bonus opportunity (if threshold performance goals are achieved) to a maximum of 200% of his base salary. The actual amount of any such annual bonus paid to Mr. De Witte shall be based on company performance and the satisfaction of performance objectives established and evaluated by the Compensation Committee.

48	2023 Proxy Statement

Compensation Discussion and Analysis
Consistent with Company policies, Mr. De Witte, as an employee of the Company, will not be entitled to any compensation for his service as a director on the Board.
Pursuant to the terms of the De Witte Agreement, Mr. De Witte received a one-time grant of restricted stock units with a grant date value of $2,000,000 (the “initial equity award”), an award that was granted under, and is governed by, the Fifth Amended and Restated Integra LifeSciences Holdings Corporation 2003 Equity Incentive Plan. These restricted stock units will vest in three substantially equal annual installments beginning on the first anniversary of the grant date and shall be delivered to Mr. De Witte within 30 days following the first business day that occurs immediately following the six- month period after the date of his separation of service as deferred compensation. This award is subject to accelerated vesting upon termination of employment by reason of death or disability or upon a qualifying termination on or within 24 months following the date of a change in control.
Mr. De Witte is eligible to receive an annual equity-based award, with the amount, form and mix of such award to be determined by the Company’s Compensation Committee in its discretion. The terms and conditions, including vesting conditions, of any awards granted as part of an annual equity award shall be set forth in separate award agreements to be entered into by Mr. De Witte and the Company. The aggregate value of Mr. De Witte's 2022 annual award was $4,000,000 in value.
In connection with his appointment as President and CEO and the commencement of his employment, Mr. De Witte received relocation reimbursement in the amount of $144,156, consistent with the terms of the De Witte Agreement and the Company's relocation policy.
Under the De Witte Agreement:

IF MR. DE WITTE’S EMPLOYMENT IS TERMINATED...	THEN...
Outside the context of a change in control by the Company other than for “cause,” death or “disability,” or by Mr. De Witte for “good reason” (each, as defined in the De Witte Agreement)
In addition to accrued amounts, Mr. De Witte will be entitled to:
•A severance amount equal to 2.0 times his then-current annual base salary payable over the two-year period following such termination;
•A monthly cash payment equal to Mr. De Witte’s monthly COBRA premium cost for family health coverage for up to 18 months following such termination; and,
•Full accelerated vesting of the initial equity award

Within twenty-four months following a change in control by the Company other than for "cause," death or "disability," or by Mr. De Witte for "good reason"
Mr. De Witte will be entitled to receive (i) a severance award in the form of a lump sum cash payment equal to 2.99 times the sum of Mr. De Witte’s annual base salary and target bonus; (ii) monthly cash payments equal to Mr. De Witte’s monthly COBRA premium cost for up to 18 months following termination; (iii) a lump sum cash payment equal to the pro-rata portion of his annual bonus for the year of termination, determined based on actual performance; and (iv) full accelerated vesting of his outstanding equity awards and, to the extent any outstanding equity award is a stock option, such option will remain exercisable until the earlier of the first anniversary of the termination date and the option’s expiration date.

Due to his death
Mr. De Witte’s estate will receive a lump sum cash payment equal to Mr. De Witte’s annual base salary, and a monthly cash payment equal to Mr. De Witte's monthly COBRA premium for family health coverage for up to twelve months after his termination date.

Mr. De Witte’s right to receive the severance payments pursuant to the De Witte Agreement (other than upon his death) is contingent on Mr. De Witte’s execution of a general release of claims against the Company. In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code,

2023 Proxy Statement	49

Compensation Discussion and Analysis
such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. De Witte than receiving the full amount of such payments.
The De Witte Agreement contains non-compete and non-solicitation covenants that extend for up to 18 months following a termination of Mr. De Witte’s employment.
In connection with his appointment, Mr. De Witte also entered into the Company’s standard indemnification agreement, the form of which is filed as Exhibit 10.3(b) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Mr. De Witte for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his services as an executive officer and director of the Company.
Change-in-Control Severance Agreements for Other Named Executive Officers
Effective January 1 through December 31, 2022, we adopted a change in control severance program (the “Program”) under which Ms. Anderson and Messrs. Davis, McBreen, Schwartz and Coleman were participants. The Program provides for the payment of severance and other benefits to the executives in the event of a “qualifying termination,” which means a termination of employment with the Company without “cause” or by the executive for “good reason,” in either case, on or within two years following a “change in control” of the Company (each, as defined in the Program), which was the same under the expired change-in-control severance agreement. The Program does not provide for any excise tax gross-ups and has double-trigger cash payments.
In the event of a qualifying termination, the Change-in-Control Severance Agreements provide for:
•A lump sum payment equal to 1.5 times (or 2.0 times in the case of Mr. Coleman and Ms. Anderson) the sum of the executive’s annual base salary and target bonus;
•A lump sum payment equal to a pro rata portion of the executive’s target annual bonus for the partial fiscal year in which the termination occurs;
•Company-subsidized COBRA premium payments for up to eighteen months following the termination date; and
•Company-paid outplacement services for up to twelve months following the termination date.
The executive’s right to receive the severance payments and benefits described above is subject to his/her delivery and non-revocation of an effective general release of claims in favor of the Company. The Change-in-Control Severance Agreements clarified that to the extent the executive has not yet received his/her annual bonus for his/her prior year’s performance with the Company, the executive shall still receive such annual bonus for prior year performance at the time non-terminated employees receive such annual bonus if such payment is due. In addition, under the Change-in-Control Severance Agreements, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code, such payments and/or benefits may be subject to a “best pay cap” if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.
The Program was renewed effective January 1, 2023 and will expire December 31, 2023 unless renewed again.

50	2023 Proxy Statement

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this proxy statement. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our 2022 Annual Report on Form 10-K.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Donald E. Morel, Jr. (Chair)
Renee Lo
Keith Bradley, Ph.D.

The foregoing report of the Compensation Committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

2023 Proxy Statement	51

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth information regarding compensation paid to our current President and Chief Executive Officer, our former Executive Vice President and Chief Financial Officer, each of our three other most highly compensated executive officers based on total compensation earned during 2022, and our former Executive Vice President and Chief Operating Officer.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation (2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation (3) ($) (i)	Total ($) (j)

Jan De Witte President and Chief Executive Officer and Director	2022	850,000	—	6,500,093	1,000,014	813,450	—	156,356	9,319,913
	2021	58,846	—	—	—	144,384	—	48,543	251,773

Carrie L. Anderson[4] Former Executive Vice President and Chief Financial Officer	2022	565,404	—	1,968,080	406,010	—	—	12,200	2,951,694
	2021	518,462	—	1,246,979	328,142	515,000	—	28,081	2,636,663
	2020	466,346	—	875,046	375,003	262,500	—	81,860	2,060,755
Robert T. Davis, Jr Executive Vice President, President, Tissue Technologies	2022	498,030	—	938,496	212,809	271,000	—	12,200	1,932,535
	2021	487,022	—	875,970	208,551	375,000	—	11,301	1,957,844
	2020	449,600	—	483,061	207,008	214,508	—	11,400	1,365,577
Michael J. McBreen Executive Vice President, President, Codman Specialty Surgical	2022	494,469	—	1,150,884	216,929	274,100	—	12,200	2,148,582
	2021	459,969	—	827,483	197,007	385,000	—	10,908	1,880,367
	2020	385,308	—	547,553	127,512	202,500	—	11,400	1,274,273
Eric I. Schwartz Executive Vice President, Chief Legal Officer & Secretary	2022	525,000	—	1,912,606	637,500	310,000	—	12,200	3,397,306

Glenn G. Coleman[5] Former Executive Vice President and Chief Operating Officer	2022	463,500	—	1,390,554	463,512	430,128	—	1,677,870	4,425,564
	2021	613,292	—	1,761,407	463,502	688,000	—	11,267	3,537,468
	2020	559,615	—	1,330,034	570,010	360,000	—	8,331	2,827,990
1.This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant dates in 2022, 2021, and 2020. For a discussion on the assumptions used to estimate the fair value of the stock options, please see Note 10, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. The grant date fair value of performance stock unit awards is shown in this column at Target, which represents the probable outcome of the performance conditions. The value if the maximum goals are achieved and calculated as of the grant date is $3,000,073 for Mr. De Witte, $1,218,078 for Ms. Anderson, $638,436 for Mr. Davis, $650,840 for Mr. McBreen,$1,912,573 for Mr. Schwartz and $1,390,554 for Mr. Coleman.

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Compensation of Executive Officers
2.The amounts in column (g) reflect cash awards for 2022, 2021 and 2020, as applicable, earned pursuant to the terms of the Performance Incentive Compensation Plan. See “— Compensation Discussion and Analysis — Analysis of 2022 Compensation Decisions, Annual Bonus” for more information. Messrs. Coleman and Davis and Ms. Anderson elected to defer a percentage of their 2022 annual bonus paid in March 2023 under the Non-Qualified Deferred Compensation Program. Deferral amounts are shown in the Nonqualified Deferred Compensation Table below.
3.The amounts reported in the All Other Compensation column consists of relocation expenses (for Mr. De Witte) and 401(k) employer matching contributions (for all NEOs) and certain severance payments (for Mr. Coleman). Refer to "Breakdown of All Other Compensation — 2022" table below for detail.
4.Ms. Anderson notified the Company of her decision to resign effective February 2, 2023 to pursue another professional opportunity. Ms. Anderson was not eligible for a cash bonus payment to be paid in March 2023.
5.On September 23, 2022, in connection with the elimination of the position of Chief Operating Officer and Mr. Coleman's separation, the Company entered into a Separation Agreement and General Release with Mr. Coleman. In consideration for Mr. Coleman's agreeing to a release of claims and complying with certain other continuing obligations, the Company will pay an aggregate amount of $1,668,600 payable in equal monthly installments over 18 months following his separation, and Mr. Coleman remained eligible to receive an annual bonus award for 2022 based upon achievement of applicable corporate performance goals. The separation agreement payment is shown in All Other Compensation.
Breakdown Of All Other Compensation — 2022

Name	Relocation Expenses ($)	401(k) Employer Matching Contribution ($)	Separation Agreement Payment	Total ($)

Jan De Witte	144,156	12,200		156,356
Carrie Anderson		12,200		12,200
Robert T. Davis, Jr		12,200		12,200
Michael J. McBreen		12,200		12,200
Eric I. Schwartz		12,200		12,200
Glenn G. Coleman		9,270	1,668,600	1,677,870
1.Mr. De Witte received a relocation reimbursement of $91,172 and a tax gross up of $52,984 consistent with the Company's relocation policy.

2023 Proxy Statement	53

Compensation of Executive Officers
Grants of Plan-Based Awards
The following table presents information on equity awards granted under the Company’s 2003 Equity Incentive Plan and annual incentive opportunities.

Name (a)	Award Type	Grant Date (b)	Date of Board or Comp. Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
				Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)
Jan De Witte	PSU	3/11/2022	02/13/2022				15,359	30,718	(5)	61,436				2,000,049
	RSU	3/11/2022	02/13/2022								15,359			1,000,024
	RSU	11/1/2022	11/01/2022								29,441			1,500,019
	RSU	1/18/2022									29,656			2,000,001
	Stock Option	3/11/2022	02/13/2022									43,199	65.11	1,000,014
	Cash Bonus		2/13/2022	467,500	935,000	1,870,000
Carrie Anderson	PSU	3/11/2022	2/13/2022				6,236	12,472	(5)	24,944				812,052
	RSA	3/11/2022	2/13/2022								17,755			1,156,028
	Stock Option	3/11/2022	2/13/2022									17,539	65.11	406,010
	Cash Bonus		2/13/2022	92,800	464,000	928,000
Robert T. Davis, Jr.	PSU	3/11/2022	2/13/2022				3,269	6,537	(5)	13,074				425,625
	RSA	3/11/2022	2/13/2022								7,877			512,871
	Stock Option	3/11/2022	2/13/2022									9,193	65.11	212,809
	Cash Bonus		2/13/2022	60,082	300,410	600,820
Michael J. McBreen	PSU	3/11/2022	2/13/2022				3,332	6,664	(5)	13,328				433,893
	RSA	3/11/2022	2/13/2022								11,012			716,991
	Stock Option	3/11/2022	2/13/2022									9,371	65.11	216,929
	Cash Bonus		2/13/2022	63,000	315,000	630,000
Eric I. Schwartz	PSU	3/11/2022	2/13/2022				9,792	19,583	(5)	39,166				1,275,049
	RSA	3/11/2022	2/13/2022								9,792			637,557
	Stock Option	3/11/2022	2/13/2022									27,539	65.11	637,500
	Cash Bonus		2/13/2022	73,500	367,500	735,000
Glenn G. Coleman	PSU	3/11/2022	2/13/2022				7,119	14,238	(5)	28,476				927,036
	RSA	3/11/2022	2/13/2022								7,119			463,557
	Stock Option	3/11/2022	2/13/2022									20,023	65.11	463,512
	Cash Bonus		2/13/2022	98,880	494,400	988,800
1.The amounts reported in columns (c) through (e) represent potential cash payments pursuant to the Company’s Performance Incentive Compensation Plan. The “Target” is calculated by multiplying the officer’s base salary by the executive’s target award percentage established by the Compensation Committee (for Mr. De Witte as provided in his respective employment agreements). See “— Compensation Discussion and Analysis — Analysis of 2022 Compensation Decisions, Annual Bonus” for more information.
2.The amount shown in this column represents performance stock units granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Analysis of 2022 Compensation Decisions, Equity Grants” for a description of the material terms of these performance stock unit awards.

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Compensation of Executive Officers
3.The amounts shown in this column represent RSUs (with respect to awards granted to Mr. De Witte) and shares of restricted stock (with respect to the other NEOs), all of which were granted under the Company’s 2003 Equity Incentive Plan. See “ — Compensation Discussion and Analysis — Analysis of 2022 Compensation Decisions, Equity Grants” for a description of the material terms of these restricted stock and restricted unit awards. For Messrs. Davis and McBreen, their 3/11/2022 restricted stock award includes $300,000 and $500,000 in value, respectively, that have a 2-year cliff vest.
4.This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock, contract stock/restricted stock units, performance stock units and stock options granted to each NEO in 2022. For restricted stock, contract stock/restricted stock units and performance stock units, fair value is calculated using the closing price of the Company’s common stock on the specific grant date. For stock options, fair value is based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of the assumptions used to estimate fair value, please see Note 9, “Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. The grant date fair value of performance stock unit awards is shown in this column at Target, which represents the probable outcome of the performance conditions. The value if the maximum goals are achieved and calculated as of the grant date is $3,000,073 for Mr. De Witte, $1,218,078for Ms. Anderson, $638,436 for Mr. Davis, $650,840 for Mr. McBreen, $1,912,574 for Mr. Schwartz and $1,390,554 for Mr. Coleman.
5.This grant of performance stock units was made to the executive for his or her 2021 performance. Each NEO is eligible to vest in and receive a number of shares of the Company’s common stock ranging from 0% to 150% of the target number of shares of PSUs based on the Company’s achievement of goals relating to the growth in the Company’s annual organic revenue growth over the immediately preceding fiscal year, during each fiscal year of the performance period running from January 1, 2022 through December 31, 2024. See “— Compensation Discussion and Analysis — Analysis of 2022 Compensation Decisions, Equity Grants” for a description.

2023 Proxy Statement	55

Compensation of Executive Officers
Outstanding Equity Awards at Fiscal Year-End
The following table presents information with respect to outstanding equity awards as of December 31, 2022.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Jan De Witte	—	43,199	65.11	3/11/2030
					74,456	4,174,748	30,718	1,722,358
Carrie Anderson	14,390	14,390	43.39	3/13/2028
	3,631	10,895	68.10	3/12/2029
		17,539	65.11	3/11/2030	22,944	1,286,470	31,163	1,747,309
Robert T. Davis, Jr.	1,566	—	26.87	3/23/2023
	8,736	—	32.59	3/14/2024
	17,410	—	38.43	12/1/2024
	11,062	—	43.68	3/13/2025
	8,609	—	56.23	3/13/2026
	7,779	2,594	55.91	3/13/2027
	7,943	7,944	43.39	3/13/2028
	2,308	6,924	68.10	3/12/2029
		9,193	65.11	3/11/2030	11,012	617,443	18,432	1,033,482
Michael J. McBreen	4,298	—	56.23	3/13/2026
	3,837	1,279	55.91	3/13/2027
	4,892	4,894	43.39	3/13/2028
	2,180	6,541	68.10	3/12/2029
		9,371	65.11	3/11/2030	15,236	854,283	16,150	905,531
Eric. I. Schwartz	6,633	2,212	55.91	3/13/2027
	7,194	7,196	43.39	3/13/2028
	1,816	5,451	68.10	3/12/2029
	—	27,539	65.11	3/11/2030
					12,388	694,595	28,933	1,622,273

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Compensation of Executive Officers

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Glenn G. Coleman	16,416	—	26.87	3/23/2023
	22,906	—	31.69	11/16/2023
	20,106	—	32.59	3/14/2024
	24,374	—	38.43	12/1/2024
	20,354	—	43.68	3/13/2025
	17,108	—	56.23	3/13/2026
	20,678	—	55.91	3/13/2027
	21,872	21,874	43.39	3/13/2028
	5,129	15,389	68.10	3/12/2029
		20,203	65.11	3/11/2030	—	—	41,678	2,336,885
1.Vesting information for each outstanding non-qualified stock option award as of December 31, 2022 for the Named Executive Officers is described in the table below. Pursuant to the terms of the Coleman Separation Agreement, Mr. Coleman's outstanding non-qualified stock options fully vested on September 23, 2022 upon his termination but become exercisable in accordance with the original vesting schedules.

Vesting Date	Exercise Price	Jan De Witte	Carrie Anderson	Robert T. Davis Jr.	Michael J. McBreen	Eric I. Schwartz	Glenn G. Coleman
		Number of Shares Underlying Non-Qualified Stock Option Awards

2023			(b)				(a)
3/11/2023	65.11	10,799	4,384	2,298	2,342	6,884	5,005
3/12/2023	68.10		3,631	2,308	2,180	1,817	5,129
3/13/2023	43.39		7,195	3,972	2,447	3,598	10,937
3/13/2023	55.91			2,594	1,279	2,212
2024
3/11/2024	65.11	10,800	4,385	2,298	2,343	6,885	5,006
3/12/2024	68.10		3,632	2,308	2,180	1,817	5,130
3/13/2024	43.39		7,195	3,972	2,447	3,598	10,937
2025
3/11/2025	65.11	10,800	4,385	2,298	2,343	6,885	5,006
3/12/2025	68.10		3,632	2,308	2,181	1,817	5,130
2026
3/11/2026	65.11	10,800	4,385	2,299	2,343	6,885	5,006
(a)Mr. Coleman’s non-qualified stock options vested upon his termination on September 23, 2022 and will be exercisable on each anniversary of the grant date.

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Compensation of Executive Officers
(b)Ms. Anderson's outstanding non-qualified stock options were forfeited on February 2, 2023 upon her termination. Ms. Anderson's vested and unexercised non-qualified stock options are exercisable up to six months after her termination date in accordance with the non-qualified stock option award agreement.
2.The amounts in columns (g) and (h) reflect the number and market values of the outstanding restricted stock awards for Messrs. De Witte, Davis, McBreen and Schwartz and Ms. Anderson as of December 31, 2022. Scheduled vesting of such restricted stock units and restricted stock awards and the number of shares underlying such awards are described in the table below. Ms. Anderson's outstanding restricted stock were forfeited on February 2, 2023 upon her termination.

Vesting Date	Jan De Witte	Carrie Anderson	Robert T. Davis Jr.	Michael J. McBreen	Eric I. Schwartz
		Number of Shares Underlying Outstanding RSUs and RSAs

2023
1/18/2023	9,886	—	—	—	—
3/2/2023	—	—	—	1,618	—
3/11/2023	5,120	2,057	1,078	1,099	3,231
3/12/2023	—	1,590	1,011	955	796
3/13/2023	—	1,960	1,082	667	980
11/1/2023	9,814	—	—	—	—
2024
1/18/2024	9,885	—	—	—	—
3/11/2024	5,120	13,577	5,687	8,780	3,231
3/12/2024	—	1,639	1,042	984	820
11/1/2024	9,814	—	—	—	—
2025
1/18/2025	9,885	—	—	—	—
3/11/2025	5,119	2,121	1,112	1,133	3,330
3/12/2025	—	—	—	—	—
11/1/2025	9,813	—	—	—	—
3.The amounts in columns (i) and (j) reflect the number and market values of the outstanding performance stock unit awards as of December 31, 2022 for Messrs. De Witte, Davis, McBreen, Schwartz and Coleman and Ms. Anderson. Scheduled vesting of all performance stock unit awards and the number of shares underlying such awards, subject to the satisfaction of the performance goals, are described in the table below. Amounts reported for our 2020 and 2021 awards are calculated based on 2022 performance year achievement at 88% of the target level. Amounts reported for our 2022 awards are calculated based on 2022 performance year achievement at 87.3% of the target level. Ms. Anderson's outstanding performance stock awards were forfeited on February 2, 2023 upon her termination.

Vesting Date	Jan De Witte	Carrie Anderson	Robert T. Davis Jr.	Michael J. McBreen	Eric I. Schwartz	Glenn G. Coleman
	Number of Shares Underlying Outstanding Performance Stock Awards

2023
3/11/2023	8,848	3,592	1,883	1,919	5,641	4,101
3/12/2023	—	3,920	2,846	2,688	1,960	5,534
3/13/2023		4,310	2,379	1,466	2,156	6,551
2024
3/11/2024	10,137	4,116	2,158	2,200	6,463	4,699
3/12/2024	—	4,586	3,332	3,148	2,295	6,480
2025
3/11/2025	10,445	4,241	2,222	2,265	6,658	4,841

58	2023 Proxy Statement

Compensation of Executive Officers
Option Exercises and Stock Vested
The following table presents information on stock option exercises and stock award vesting during 2022 for Messrs. Davis. McBreen, Schwartz and Coleman and Ms. Anderson. Mr. De Witte held only outstanding equity awards in 2022.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting (2) ($) (e)

Jan De Witte	—	—	—	—
Carrie Anderson	—	—	29,956	1,844,988
Robert T. Davis Jr.	—	—	16,207	1,055,238
Michael J. McBreen	—	—	14,890	962,332
Eric I. Schwartz	—	—	19,028	1,246,258
Glenn G. Coleman	—	—	64,205	3,728,119
1.The value realized is calculated on the basis of the difference between the per share exercise price and the market price of the Company’s common stock as reported by the Nasdaq Global Select Market on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.
2.The value realized is the market price of the Company’s common stock as reported by the Nasdaq Global Select Market on the date of vesting, multiplied by the number of shares of common stock underlying the the stock awards.

2023 Proxy Statement	59

Compensation of Executive Officers
Nonqualified Deferred Compensation

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Name (a)	$ (b)	($) (c)	($) (d)	($) (e)	($) (f)

Carrie Anderson	—		(92,204)	—	677,219
Glenn G. Coleman	552,636		(177,259)	(90,698)	1,524,391
Robert T. Davis Jr.	199,436		(65,371)	—	577,734
1.We maintain a nonqualified deferred compensation plan ("NQDC") to provide additional retirement benefits for all employees who meet the IRS annual compensation limit of IRC Section 401(a)(17). Employees may defer up to 75% of base salary and up to 100% of performance based cash bonus on a pre-tax basis. Values shown represent base salary and annual cash bonus amounts that the named executive officers elected to defer in 2022. These amounts represent compensation earned by the named executive officers in 2022 and are also reported in Salary for contributions from base salary and in Non-Equity Incentive Plan Compensation for contributions from annual cash bonus in the Summary Compensation Table above.
2.Amounts represent earnings on the executive’s NQDC balances for the fiscal year. The NQDC provides for investment options generally aligned to those provided in our 401(k) Savings Plan. Deferrals are credited with gains or losses based on the performance of the investment options selected by the employee.
3.Investment elections may not be revoked, changed, or modified except as permitted under the NQDC, and subject to applicable law. No actual investments will be held in the employee’s accounts and employees will at all times remain unsecured creditors of the Company with respect to their account balances.
4.Employees may elect deferred amounts to be paid either in the form of a lump sum or in up to 15 annual installments upon either separation from service, a specified date, or death.
5.The amounts reflect the aggregate amounts that were reported as compensation in the appropriate columns of the Summary Compensation Table of this proxy statement and previous proxy statements to the extent that the executive was a NEO for the applicable year: $769,423 for Ms. Anderson, $1,239,713 for Mr. Coleman, and $443,669 for Mr. Davis. Messrs. De Witte, McBreen and Schwartz did not elect to defer compensation included in the Summary Compensation Table as such he is not listed in the table above.
Potential Payments Upon Termination or Change in Control
The following agreements provide for certain payments and benefits upon any of several events of termination of employment, including termination of employment in connection with a change in control: (i) the De Witte Agreement, and (ii) the Change in Control Severance Agreements, effective January 1, 2022, between the Company and each of Robert Davis, Jr., Michael McBreen and Eric Schwartz (the De Witte Agreement and the Change in Control Severance Agreements are collectively referred to in this section as the “Agreements”). This section describes these payments and benefits, with amounts calculated based on the assumption that a named executive officer’s termination of employment with the Company occurred on December 31, 2022. On December 30, 2022, the last trading day of the fiscal year ended December 31, 2022, the Company’s common stock had a closing sale price on the Nasdaq Global Select Market of $56.07. Actual amounts payable would vary based on the date of the named executive officer’s termination of employment and can only be finally determined at that time. Unless specified otherwise, the information in this section is based upon the terms of the Agreements. Ms. Anderson and Mr. Coleman, prior to their respective separation from the Company, had been party to a Change in Control Severance Agreement with the Company.
Payments upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Context of a Change in Control
The De Witte Agreement provides for the following severance payments and benefits upon termination of employment by the Company without “Cause” or by Mr. De Witte for “Good Reason” (each as defined in the De Witte Agreement) outside the context of a change in control of the Company (as described more fully in the De Witte Agreement): (i) a cash severance payment equal to 2.0 times his then-current annual base salary payable over the two-year period following such termination in accordance with the Company's customary payroll practices; (ii) a monthly cash payment equal to Mr. De Witte's monthly COBRA premium cost for family health coverage for up to 18 months following such termination; and (iii) full accelerated vesting of the initial equity award.

60	2023 Proxy Statement

Compensation of Executive Officers
None of the unvested equity awards held by Messrs. Davis, McBreen and Schwartz will vest upon such termination. The outstanding unvested equity awards of Ms. Anderson did not vest in connection with her resignation, effective February 2, 2023. Certain of the unvested equity awards held by Mr. Coleman vested pursuant to the terms of the Coleman Separation Agreement. Please see "—Separation Agreement with Mr. Coleman" below for additional details related to the treatment of Mr. Coleman's unvested equity awards at the time of his separation from the Company.
Payments upon Termination for Cause or by Executive without Good Reason
The Agreements do not provide the applicable named executive officers with any payments or other benefits in the event of their termination of employment by the Company for cause or by the executive without good reason other than amounts accrued and owing, but not yet paid, as of the date of the executive’s termination of employment.
Payments Upon Death
Only the De Witte Agreement provides severance payments upon death. If Mr. De Witte dies during the term of his employment, then the Company will pay to his estate a lump sum payment equal to one times his annual base salary. In addition, the Company will pay his eligible beneficiaries the monthly premium for COBRA family health coverage under the Company’s group health plan for a period of one year from the date of his death.
All of Mr. De Witte’s unvested equity awards will vest in the event of death other than his outstanding performance grants, which will remain outstanding and subject to the achievement of the respective performance goals. All of Messrs. Davis’, McBreen’s and Mr. Schwartz's unvested equity awards will vest in the event of death other than their respective outstanding performance stock grants, which would remain outstanding and subject to the achievement of the respective performance goals.
Payments Upon Disability
None of the Agreements provide for cash severance payments upon the executive’s termination of employment on account of their disability. In addition, each of the executive officers’ unvested equity awards will vest in the event of such executive officer’s disability in the same manner as they would in the event of death as stated above.
Under the Agreements, disability means the executive’s inability to perform his duties by reason of any medically determinable physical or mental impairment, which is expected to result in death or which has lasted or is expected to last for a continuous period of not less than six months.
Payments in Connection with a Change in Control
The Agreements provide each of the applicable NEOs with severance payments and benefits upon termination of their employment in connection with or following a change in control.
The De Witte Agreement provides that, if, within 24 months following a change in control, Mr. De Witte’s employment with the Company is terminated by the Company other than for cause, death, or disability, or by Mr. De Witte for good reason within twenty-four months following a change in control, then the Company will pay (i) a lump sum cash payment equal to 2.99 times the sum of Mr. De Witte’s annual base salary and target bonus; (ii) monthly cash payments equal to Mr. De Witte’s monthly COBRA premium cost for up to 18 months following termination; (iii) a lump sum cash payment equal to the pro-rata portion of his annual bonus for the year of termination, determined based on actual performance; and, (iv) full accelerated vesting of outstanding equity awards and, to the extent any outstanding equity award is a stock option, such option will remain exercisable until the earlier of the first anniversary of the termination date and the option’s expiration date.
The Change in Control Severance Agreements for Messrs. Davis, McBreen and Schwartz provide that, if any applicable named executive officer’s employment with the Company is terminated by the Company without cause or by such named executive officer for good reason within twenty-four months following a change in control, then so long as such change of control occurs on or before December 31, 2022, the Company will pay the following to such named executive officer: (i) a lump-sum cash payment equal to a multiple of 1.5 times the sum of the named executive officer’s base salary and target cash bonus, (ii) a lump sum payment equal to a pro rata portion of such named executive officer’s target bonus for the partial fiscal year in which the termination occurs, (iii) the monthly premium for COBRA family coverage under the Company’s group health plan for up to eighteen months after the termination date, and (iv) Company paid outplacement services for up to twelve months following the termination date.

2023 Proxy Statement	61

Compensation of Executive Officers
The Company’s equity plans provide for the acceleration of vesting and/or delivery of all equity compensation awards granted since January 1, 2013 for all of the NEOs, if a change in control occurs and the NEOs incur a qualifying termination on or within twelve months (or on or within twenty-four months pursuant to the De Witte Agreement) following the date of such change in control. For performance stock unit award agreements granted to NEOs, any outstanding shares shall vest if such NEO incurs (i) a qualifying termination or (ii) a termination due to death or disability, in either case, on or following a change of control and prior to or on the last day of the performance period. The NEOs will receive payment of common stock underlying such grants of restricted stock, stock options, and performance stock units in such event. In addition, Mr. De Witte will receive deferred payment of common stock underlying such grants of restricted stock units on the date that represents six months after the date of his termination of employment.
Under the Agreements, subject to the exceptions and further details set forth therein, a change in control would be deemed to have occurred: (i) if the beneficial ownership of securities representing more than fifty percent of the combined voting power of the voting securities of the Company is acquired by any individual, entity or group; (ii) if the individuals who, as of the date of the Agreement, constitute the Board cease for any reason during any period of at least twenty-four months to constitute at least a majority of the Board; (iii) upon consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity; or (iv) upon approval by the stockholders of a complete liquidation or dissolution of the Company.
Under the Change in Control Severance Agreements as well as the equity award agreements for the NEOs, a qualifying termination would be deemed to have occurred for the following reasons: (i) if the Company terminates the individual without cause or (ii) if the individual, who is a party to an employment, severance or applicable award agreement containing the definition of “Good Reason,” terminates his or her employment with the Company for good reason.
Restrictive Covenants and Other Conditions
For each of the Agreements, the foregoing severance benefits are conditioned on each executive’s execution of a mutual release. In addition, for all of the applicable NEOs, such benefits are consideration for the restrictive covenants set forth in their respective Agreements. Specifically, during the term of their employment with the Company and the one-year period thereafter, all of such NEOs generally may not compete against the Company or solicit employees and customers of the Company.
Summary of Potential Payments
The following table summarizes the payments that would be made by the Company to our NEOs upon the events discussed above, assuming their termination of employment with the Company occurred on December 31, 2022 or a change in control of the Company occurred on December 31, 2022, as applicable. Ms. Anderson and Mr. Coleman are not included due to their separation from the Company.

Named Executive Officer	Termination Without Cause or With Good Reason (Before a Change In Control)	Death	Disability	Termination Without Cause, With Good Reason Death or Disability (“Double trigger” after a Change in Control)

Jan De Witte
Cash Severance	$1,700,000	$850,000	$—	$6,150,600
Continued Health & Other Benefits(1)	$36,022	$23,425	$—	$36,022
Acceleration of Stock Options	$—	$—	$—	$—
Acceleration of Other Grants(2)	$—	$4,847,830	$4,847,830	$6,847,814
Fees/Interest(3)	$39,871	$20,060	$—	$142,087
Total	$1,775,893	$5,741,315	$4,847,830	$13,176,523
Robert T. Davis, Jr.
Cash Severance	$—	$—	$—	$1,502,052
Continued Health & Other Benefits(1)	$—	$—	$—	$20,879

62	2023 Proxy Statement

Compensation of Executive Officers

Acceleration of Stock Options	$—	$196,408	$196,408	$196,408
Acceleration of Other Grants	$—	$716,991	$716,991	$1,746,315
Fees/Interest	$—	$—	$—	$—
Total	$—	$913,399	$913,399	$3,465,654
Michael J. McBreen
Cash Severance	$—	$—	$—	$1,575,000
Continued Health & Other Benefits(1)	$—	$—	$—	$861
Acceleration of Stock Options	$—	$118,064	$118,064	$118,064
Acceleration of Other Grants	$—	$992,016	$992,016	$1,938,390
Fees/Interest	$—	$—	$—	$—
Total	$—	$1,110,080	$1,110,080	$3,632,315
Eric I. Schwartz
Cash Severance	$—	$—	$—	$1,706,250
Continued Health & Other Benefits(1)	$—	$—	$—	$33,762
Acceleration of Stock Options	$—	$176,648	$176,648	$176,648
Acceleration of Other Grants	$—	$806,583	$806,583	$2,535,904
Fees/Interest	$—	$—	$—	$—
Total	$—	$983,231	$983,231	$4,452,564
1.The Company will pay Mr. De Witte the monthly premium cost of COBRA family health coverage for up to 18 months following Mr. De Witte’s termination date. The Company will pay Messrs. Davis, McBreen and Schwartz the difference between the monthly premium cost of COBRA health insurance and such executives’ personal monthly health insurance contributions that were in effect prior to such executives’ termination for up to 18 months following such executives’ termination date.
2.For information on vested and deferred restricted stock units, see the Nonqualified Deferred Compensation table. The value of vested awards is not included in this table. Mr. De Witte did not have deferred RSUs at December 31, 2022.
3.For Mr. De Witte, the amount shown represents the interest on his severance payment (cash severance plus premium cost for health benefits) if it is required to be delayed for six months because of the application of section 409A of the Code, with such interest applied at the rate of 4.55% compounded monthly.
Separation Agreement with Mr. Coleman
On August 29, 2022, the Company announced the elimination of the position of Chief Operating Officer. In connection therewith, the Company entered into a Separation Agreement and General Release with Mr. Coleman, effective as September 23, 2022. In consideration for Mr. Coleman's agreeing to a release of claims and complying with certain other continuing obligations, the Company will pay Mr. Coleman an aggregate amount of $1,668,600 payable in equal monthly installments over 18 months following his separation. Mr. Coleman remained eligible to receive an annual bonus award for 2022 based upon achievement of 2022 Company performance goals. Under the terms of the Agreement, previously-awarded and outstanding restricted stock awards and stock option awards held by Mr. Coleman, to the extent not previously vested, became fully vested as of the effective date (as defined in the Agreement), with each stock option remaining exercisable on the original vesting schedule of each stock option and until the maximum expiration date of the each stock option. Also, previously-awarded and outstanding performance stock unit awards held by Mr. Coleman as of the date of his separation shall remain outstanding and, to the extent not previously vested, be eligible to vest upon achievement of applicable performance goals. For performance share units vesting in 2022 see PSU Vesting For Equity Grants section. As of the date of his separation, outstanding restricted stock became fully vested, the value of which was $638,942 based on the closing market price of the Company’s common stock on the date of vesting multiplied by the number of shares of common stock underlying the vested stock awards.
Resignation of Ms. Anderson
Effective February 2, 2023, Ms. Anderson resigned as Chief Financial Officer. Pursuant to her Change in Control Severance Agreement, Ms. Anderson did not receive any other payments or benefits in connection with her resignation. Ms. Anderson forfeited all outstanding unvested equity awards, including her March 2022 equity awards, and was not eligible for the annual cash bonus payout in March 2023. Ms. Anderson remains subject to a confidentiality and non-compete agreement.

2023 Proxy Statement	63

Compensation of Executive Officers
CEO Pay Ratio Disclosure
As is permitted under the SEC rules, we identified a new estimated median employee because we reasonably believe the non-core traditional wound care business divestiture and the closure of France manufacturing site would result in a significant change in our pay ratio disclosure for 2022.
Our approach in determining the median employee remains consistent with prior years. We chose our Determination Date using our employee population as of October 1, 2022. We chose to use as our Consistently Applied Compensation Measure full year actual 2022 base pay earnings, bonus, commission and overtime. We annualized pay for those permanent employees (full-time and part-time) who were hired in 2022. We excluded all employees in Mexico (7 employees) and all employees in Ireland (144 employees) because they account for 5% or less of Integra’s total U.S. and non-U.S. employee population. By excluding these employees, we reduced the total number of our U.S. and non-U.S. employees considered in determining the median employee from 3,811 to 3,660. We selected the median employee from this population and determined that person’s Summary Compensation table total compensation was $82,607, and our CEO's compensation was 9,319,913. The ratio of CEO pay to median worker pay is 113:1.
Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, our pay ratio disclosure is a reasonable estimate. In addition, the pay ratio reported by other companies in our peer group may not be comparable to the pay ratio reported above, as these other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance Disclosure
As described in more detail in the CD&A section of this proxy statement, our executive compensation programs reflect a pay-for-performance philosophy with the majority of the President and CEO and other NEOs total compensation opportunity being "at-risk". We generally seek to incentivize long-term performance and do not specifically align annual performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year.
2022 Pay Versus Performance Table
The following table (the "PvP Table") reports the compensation of our Principal Executive Officer ("PEO") and the average compensation of the other Named Executive Officers ("Non-PEO NEOs") as reported in the Summary Compensation Table for the past three fiscal years, as well as their "compensation actually paid," as calculated pursuant to the recently adopted SEC rules and certain performance measures required by the rules. The disclosure in this section is not incorporated by reference to Part III of the Company's Annual Report on Form 10-K for the year ended December 31, 2022. The Compensation Committee did not consider the pay versus performance data presented below in making its pay decisions for any of the years shown.

							Value of Initial Fixed $100 Investment Based On:			Company- Selected Measure
Year1 (a)	Summary Compensation Table total for PEO (Jan D. De Witte)1 (b)	Summary Compensation Table total for Former PEO (Peter J. Arduini)[1] (b)	Compensation Actually Paid to PEO (Jan De Witte)[2] (c)	Compensation Actually Paid to Former PEO (Peter J. Arduini)[2] (c)	Average Summary Compensation Table Total for Non-PEO NEOs[1] (d)	Average Compensation Actually Paid to Non-PEO NEOs[2] (e)	Total Shareholder Return[3] (f)	Peer Group Total Shareholder Return[3] (g)	Net Income[4] (millions) (h)	Revenue (millions)[5] (i)

2022	$9,319,913		$8,467,260		$2,971,115	$2,080,890	$96.21	$134.10	$180.6	$1,593.3
2021	$251,773	$9,839,221	$251,773	$12,933,775	$2,503,086	$3,093,831	$114.95	$145.30	$169.1	$1,542.4
2020		$7,740,699		$8,391,087	$1,882,148	$2,197,221	$111.39	$114.41	$133.9	$1,371.9
1.The PEO and Non-PEO NEOs for the applicable years are as follows:
•2022: Mr. De Witte served as PEO and Ms. Anderson and Messrs. Davis, McBreen, Schwartz and Coleman served as Non-PEO NEOs

64	2023 Proxy Statement

Compensation of Executive Officers
•2021: Mr. De Witte and Mr. Peter J. Arduini served as PEO and Ms. Anderson and Messrs. Davis, McBreen and Coleman served as Non-PEO NEOs
•2020: Mr. Arduini served as PEO and Ms. Anderson and Messrs. Davis, McBreen and Coleman served as Non-PEO NEOs
2.The table below provides the adjustments to the Summary Compensation Table total compensation made to arrive at the compensation actually paid for the PEO and the average of the Non-PEO NEOs:

	2020		2021			2022
Adjustments	Former PEO (Peter J. Arduini)	Average for Other NEOs	Current PEO (Jan. D. De Witte)	Former PEO (Peter J. Arduini)	Average for Other NEOs	Current PEO (Jan De Witte)	Average for Other NEOs

Total Compensation reported in SCT	$7,740,699	$1,882,148	$251,773	$9,839,221	$2,503,086	$9,319,913	$2,971,115
Deduction for Stock and Options Awards reported in SCT	$(6,000,068)	$(1,128,807)		$(7,250,113)	$(1,477,260)	$(7,500,107)	$(1,859,455)
Deduction for Change in Pension Value and Nonqualified Deferred Compensation Earnings Value reported in SCT	$—	$—	$—	$—	$—	$—	$—
Increase by FV of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, Determined at Applicable FY End	$8,875,367	$1,654,501	$—	$5,560,371	$1,725,068	$6,647,453	$1,402,280
Increase by FV of Awards Granted during Applicable FY that Vested during Applicable FY, Determined at Vesting Date	$—	$—	$—	$2,862,580	$—	$—	$106,875
Increase or Decrease by Change in FV of Outstanding Unvested Prior FY Awards that Remain Unvested at Applicable FY End as Compared to FV as of Prior FY End	$(505,550)	$41,558	$—	$1,476,527	$279,824	$—	$(288,653)
Increase or Decrease by Change in FV of Prior FY Awards that Vested During the Applicable FY as of vesting date as compared to FV as of Prior FY End	$(1,719,360)	$(252,180)	$—	$445,188	$63,113	$—	$(251,272)
Deduction of FV of Prior FY Awards as of Prior FY End that were forfeited during Applicable FY (N/A)	$—	$—	$—	$—	$—	$—	$—
Increase by amount of dividends paid on unvested awards during applicable FY prior to vesting date (N/A)	$—	$—	$—	$—	$—	$—	$—
Increase by incremental fair value of Options/SARs modified during applicable FY (N/A)	$—	$—	$—	$—	$—	$—	$—
Increase by Change in Pension Service Costs (N/A)	$—	$—	$—	$—	$—	$—	$—
Increase by Above-Market or Preferential Earnings on Deferred Compensation that is Not Tax-Qualified	$—	$—	$—	$—	$—	$—	$—
3.Reflects cumulative total shareholder return (“TSR”) of the Company and of the S&P 500 Healthcare Equipment & Services Industry Index for the year ended December 31, 2020, the two-years ended December 31, 2021 and the three years ended December 31, 2022, assuming a $100 investment at the closing price on December 31, 2019 and the reinvestment of all dividends.
4.This column presents the Company's consolidated net income as reported in our Form 10-K for each covered year.
5.We determined Revenue to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years. Revenue for annual bonus pool purposes is defined as reported revenue adjusted for foreign exchange impact against budget and excludes certain transactions such as acquisitions or divestitures if these items were not included in the performance target. See "Appendix A - Reconciliation of Annual Cash Bonus Program Performance Metrics".

2023 Proxy Statement	65

Compensation of Executive Officers
Tabular List of Most Important Financial Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs to the Company’s performance. The measures in this table are not ranked.

Important Financial Performance Measures

Revenue
Adjusted EBITDA
Operating Cash Flow
Annual Organic Revenue Growth
Compensation Actually Paid Versus Company Performance
The following charts provide a clear, visual depiction of the relationships between the compensation actually paid for our PEO and the average compensation actually paid for our Non-PEO NEOs, to aspects of Integra's financial performance.
PEO and Average Non-PEO NEO Compensation Actually Paid vs Company TSR and Peer Group TSR

Compensation Actually Paid versus Cumulative TSR
Compensation Actually Paid (in millions)
Cumulative TSR
$15
$10
$5
$0
$200
$150
$100
$50
$0
2019
2020
2021
2022
$100.00
$100.00
$114.41
$111.39
$145.30
$114.95
$134.10
$96.21
$8.39
$2.20
$12.93
$0.25
$3.09
$8.47
$2.08
Former PEO
PEO
Average Non-PEO NEOs
Integra Cumulative TSR
S&P 500 Healthcare Equipment & Services Index Cumulative TSR

66	2023 Proxy Statement

Compensation of Executive Officers
PEO and Average Non-PEO NEO Compensation Actually Paid vs GAAP Net Income
PEO and Average Non-PEO NEO Compensation Actually Paid vs Company Selected Measure

2023 Proxy Statement	67

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2022 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted–Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)

Equity compensation plans approved by stockholders	1,607,685	(2)	49.63	(3)	5,108,392	(4)
Total	1,607,685		49.63		5,108,392
1.Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.
2.Consists of (a) 135,055 shares of common stock underlying unvested Restricted Stock Units, (b) There is no common stock underlying outstanding unvested contract stock, (c) 330,523 shares of common stock underlying outstanding unvested options, (d) 270,879 shares underlying unvested Performance Stock Units, (e) There is no shares underlying vested and deferred Performance Stock Units, (f) There are no shares underlying vested and deferred contract stock and (g) 871,228 shares of common stock underlying outstanding vested options. Of these amounts, the following securities are issuable under the 2003 Plan: (a) 135,055 shares of common stock underlying Restricted Stock Units, (b) 270,879 shares of common stock underlying outstanding Performance Stock Units, (c) no shares underlying vested and deferred Performance Stock Units, (d) no shares of common stock underlying contract stock and (e) 1,201,751 shares of common stock underlying outstanding options. Performance Stock Units granted in March 2020 and March 2021 which are vesting in March 2023 are calculated at 88% of target. Performance Stock Units granted in March 2022 which are vesting in March 2023 are calculated at 87.3% of target.
3.Excluding the Restricted Stock Units, Performance Stock Units and contract stock, the weighted average exercise price is $49.63.
4.Consists of 1,964,374 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and, 3,144,018 shares which remain available for issuance under the 2003 Equity Incentive Plans.

68	2023 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review and Approval of Related Person Transactions
Pursuant to a written policy, the Company reviews all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in excess of $100,000 in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:
(a)any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
(b)any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
(c)any immediate family member of any of the foregoing persons; or
(d)any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
If the Company’s legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the SEC, the proposed transaction shall be submitted to the Audit Committee for consideration.
The Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable) but not limited to, the benefits to the Company, the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person transaction with respect to which such member or any of his immediate family members is the Related Person. The Audit Committee shall approve only those Related Person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.
The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the transaction shall be presented to the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).
Related Person Transactions
The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Provco Industries, owns a 50% interest in Plainsboro Associates. Provco Industries is the corporate general partner of Tru St. Partnership LLP, a principal stockholder of the Company. The Company paid $295,514.66 for rent of this facility for 2022. As of the date of this proxy statement, the Company has paid $98,504.89 for rent of this facility in 2023.

2023 Proxy Statement	69

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal year 2022 and has been selected by the Audit Committee to serve in the same capacity for fiscal year 2023. The stockholders will be asked to ratify this appointment at the Annual Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our bylaws. We have traditionally submitted this matter to the stockholders and believe it is good practice to continue to do so.
If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
During fiscal year 2022, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax compliance and planning services.
The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2022	2021
	(In thousands)

Audit Fees	$3,430	$3,180
Audit-Related Fees	$2	$2
Total Audit and Audit-Related Fees	$3,432	$3,182
Tax Fees	$530	$992
All Other Fees	$9	$9
Total Fees	$3,971	$4,183
The nature of the services provided in each of the categories listed above is described below:
Audit Fees — Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, comfort letters, non-recurring audit work, transaction related work, consents and review of documents filed with the Securities and Exchange Commission.
Audit-Related Fees — Consists of services related to accounting consultations in connection with acquisitions and divestitures, consultations concerning financial accounting and reporting standards, and statutory related filing requirements due to tax restructuring projects.
Tax Fees — Consists of tax compliance (review of corporate tax returns, assistance with tax audits and review of the tax treatment for certain expenses), global restructuring tax consultation services, and state, local and international tax planning and consultations with respect to various domestic and international tax planning matters.
All Other Fees — Consists of advisory services, divestiture support services and the licensing of accounting research software.

70	2023 Proxy Statement

Proposal 2
No other fees were incurred to PricewaterhouseCoopers LLP during 2021 or 2022.
The Audit Committee pre-approved all services and fees described above.
Pre-Approval of Audit and Non-Audit Services
Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of such services.
Management submits requests for approval in writing to the Audit Committee, which reviews such requests and approves or declines to approve the requests. The Audit Committee’s pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.
The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm.
The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be allowed to make a statement. Additionally, they will be available to respond to appropriate questions from stockholders during the Annual Meeting.
Required Vote for Approval and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2023. Abstentions will have the effect of a vote against this proposal. Broker non-votes occur in connection with this proposal because brokers, banks, trustees and other nominees have discretionary voting authority to vote shares on the ratification of independent registered public accounting firms under stock exchange rules without specific instructions from the beneficial owner of such shares.

The Audit Committee of the Board of Directors has adopted a resolution approving the appointment of PricewaterhouseCoopers LLP. The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023.

2023 Proxy Statement	71

PROPOSAL 3. ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are seeking our stockholders’ vote, as required by Section 14A of the Exchange Act, to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”), as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis (“CD&A”), tabular disclosures and related narrative of this proxy statement. As described in the CD&A, our executive compensation programs are carefully designed by the Compensation Committee to attract, retain and motivate our talented executives, with a focus on delivering business results and value to our stockholders and other stakeholders. Under these programs, we provide our NEOs with appropriate objectives and incentives to achieve our business goals while aligning with stockholders’ interest.
The compensation awarded to our CEO and other NEOs for 2022 recognizes the positive financial, operational and overall performance of the Company. We encourage stockholders to read the CD&A, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our NEOs. The Committee is mindful of its responsibility to align executive compensation with the overall performance of the Company, while taking into consideration the need to provide market competitive compensation in order to attract, motivate and retain highly skilled and experienced executives. The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to the Company’s long-term success.
We ask our stockholders to vote “FOR” the following advisory resolution at the Annual Meeting:
“RESOLVED, that compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement is hereby APPROVED by the stockholders of Integra.”
Because the Say-on-Pay vote is advisory, it will not bind the Company, the Compensation Committee or our Board. That said, because we value the opinions of our stockholders, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
With regard to the frequency of future votes on Say-on-Pay, the Board will consider the outcome of the vote on Proposal No. 4 at the Annual Meeting. The Board recommends stockholders approve the submission of a Say-on-Pay proposal to our stockholders on an annual basis. Therefore, and subject to the outcome of the vote on Proposal No. 4 below at the Annual Meeting, we expect the next stockholder vote to approve the compensation of our named executive officers to occur at the Company’s 2024 annual meeting of stockholders.
Required Vote for Advisory Approval and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote thereon is required for advisory approval of this proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends a vote “FOR” the advisory resolution set forth in this Proposal 3, approving the compensation of our named executive officers, as disclosed in this proxy statement.

72	2023 Proxy Statement

AUDIT COMMITTEE REPORT
The following report of the Audit Committee is required by the rules of the SEC to be included in this proxy statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, by virtue of any general statement in such filing incorporating this proxy statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.
The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Audit Committee operates pursuant to the Audit Committee Charter that the Board amended and restated on December 13, 2022, a copy of which is available on the Company’s website.
As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal audit function, internal controls over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting and expressing an opinion as to the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting process.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting as of December 31, 2022. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of the Company for the fiscal year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for such fiscal year, as filed with the SEC on February 24, 2022.
The Audit Committee of the Board of Directors
CHRISTIAN S. SCHADE (CHAIR)
SHAUNDRA D. CLAY
RAYMOND G. MURPHY

2023 Proxy Statement	73

Proposal 4. ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
As described in Proposal No. 3, the Company’s stockholders are being provided the opportunity to cast an advisory vote to approve the compensation of the Company’s named executive officers, that is, the Say-on-Pay vote. Section 14A of the Exchange Act also affords stockholders the opportunity to cast an advisory vote on how often the Company should include the Say-on-Pay vote in its proxy materials for future annual stockholder meetings (or other meetings of stockholders at which directors will be elected). Under this Proposal No. 4, stockholders may vote to have the Say-on-Pay vote every year, two years, or three years, or abstain from the vote.
Although the vote is non-binding, the Board and the Compensation Committee value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the Say-on-Pay vote.
The Board has determined that an annual Say-on-Pay vote is the best approach for the Company and its stockholders because the Board believes that a one-year frequency provides the highest level of accountability and communication by and between the Board and the stockholders. An annual Say-on-Pay vote enables stockholders to approve the compensation of our NEOs with the most recent executive compensation information presented in the proxy statement for the annual meeting of stockholders. In addition, the Board recognizes the importance of receiving regular, direct input from stockholders on important issues such as the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement every year. An annual vote is consistent with Company policies of annually seeking input from, and engaging in discussions with, the stockholders on corporate governance matters and executive compensation philosophy, policies and practices.
For the reasons stated above, the Board recommends a vote for a “one year” option for the frequency of the Say-on-Pay vote. Please note that stockholders are not voting to approve or disapprove the best approach determined by the Board with respect to this proposal noted above. Rather, stockholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years, or three years, or abstain from the vote.
Required Vote for Advisory Approval and Recommendation of the Board of Directors
This affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for advisory approval of this proposal. As stockholders have several voting choices with respect to this proposal, it is possible that no single choice will receive a majority vote. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because this is only an advisory vote, the Board may decide that it is in the best interests of the stockholders and the Company to hold the Say-on-Pay vote more or less frequently than the option selected by the stockholders.

The Board of Directors hereby recommends a vote for conducting advisory votes to approve executive compensation every “ONE YEAR”. Proxies solicited by the Board will be voted for annual advisory votes unless instructed otherwise.

74	2023 Proxy Statement

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the beneficial ownership of common stock as of February 28, 2023 by: (a) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, based upon Company records or statements filed with the SEC; (b) each of the Company’s directors and nominees for directors; (c) each of the named executive officers; and (d) all executive officers, directors and nominees as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person. Unless otherwise provided, the address of each individual listed below is c/o Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, NJ 08540.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Owned(1)		Right to Acquire(2)	Total		Percent of Class(3)

Jan De Witte	—		19,647	19,647		*
Carrie L. Anderson	57,811	(4)	—	57,811	(4)	*
Keith Bradley, Ph.D	56,362		—	56,362		*
Glenn G. Coleman	28,154	(5)	198,248	226,402	(5)	*
Shaundra D. Clay	8,741		—	8,741		*
Robert T. Davis, Jr.	38,812		83,693	122,505		*
Stuart M. Essig, Ph.D	1,681,453	(6)	—	1,681,453	(6)	2.1%
Barbara B. Hill	82,346		—	82,346		*
Renee W. Lo	2,969		—	2,969		*
Donald E. Morel, Jr., Ph.D.	55,753		—	55,753		*
Michael McBreen	25,289		29,528	54,817		*
Raymond G. Murphy	69,586	(7)	—	69,586	(7)	*
Christian S. Schade	50,321		—	50,321		*
Eric I. Schwartz	37,134		39,911	77,045		*
All directors, nominees for director and executive officers as a group (15 persons)	2,131,548		196,527	2,328,075		2.9%
Tru St Partnership LP and Provco Leasing Corporation 795 E. Lancaster Avenue, Suite 200, Villanova, PA 19085	8,515,930	(8)	—	8,515,930	(8)	10.2%
Wellington Management Group LLP co. Wellington Management Company LLP 280 Congress Street Boston, MA 02210	5,709,663	(9)	—	5,709,663	(9)	6.8%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	7,147,759	(10)	—	7,147,759	(10)	8.6%
Champlain Investment Partners, LLC 180 Battery Street, Suite 400 Burlington, VT 05401	5,259,524	(11)	—	5,259,524	(11)	6.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,143,236	(12)	—	7,143,236	(12)	8.6%
Morgan Stanley 1585 Broadway New York, NY 10036	5,681,483	(13)	—	5,681,483	(13)	6.8%
*Represents beneficial ownership of less than 1%.
**Ms. Lo was appointed to the Board effective July 18, 2022.
1.Excludes shares of common stock that may be acquired through stock option exercises, restricted stock units or performance stock units.

2023 Proxy Statement	75

Principal Stockholders
2.Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of February 28, 2023 upon (i) the exercise of an option or other convertible security as well as (ii) the vesting of performance stock are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.
3.As of February 28, 2023, we had 81,636,066 shares of common stock outstanding.
4.Ms. Anderson resigned, effective as of February 2, 2023.
5.In connection with the elimination of the Chief Operating Office position, Mr. Coleman's employment with the Corporation ended, effective as September 23, 2022.
6.Includes 534,629 shares of common stock held in a Trust for which Mr. Essig’s spouse is a trustee.
7.Includes 34,133 shares of common stock held by Mr. Murphy’s spouse in a revocable trust of which his spouse is trustee. Mr. Murphy disclaims beneficial ownership of these shares of common stock.
8.As of December 31, 2022, Tru St Partnership LP (“Tru St”) may be deemed the beneficial owner of 8,515,930 shares of common stock. Provco Leasing Corporation (“Provco Leasing”) was the corporate general partner of Tru St as of December 31, 2022. Provco, LLC became the general partner of Tru St as of January 1, 2023. Provco Leasing was, as of December 31, 2022, the beneficial owner of 0 shares of common stock. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Tru St with the SEC on February 14, 2023.
9.Wellington Management Group LLP may be deemed the beneficial owner of 5,709,663 shares of common stock, consisting of shared voting power with respect to 5,047,636 of these shares and shared dispositive power with respect to the total 5,709,663 shares of common stock. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 06, 2023.
10.The Vanguard Group may be deemed the beneficial owner of 7,147,759 shares of common stock, consisting of shared voting power with respect to 27,233 of these shares and shared dispositive power with respect to 99,690 of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by The Vanguard Group with the SEC on February 09, 2023.
11.Champlain Investment Partners, LLC has sole voting power with respect to 4,517,500 shares of the total 5,259,524 shares beneficially owned. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Champlain Investment Partners, LLC with the SEC on February 13, 2023.
12.BlackRock, Inc. has sole voting power of 6,958,877 shares of the total 7,143,236 shares of common stock of which BlackRock, Inc. may be deemed the beneficial owner. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 3, 2023.
13.Morgan Stanley may be deemed the beneficial owner of 5,681,483 shares of common stock, consisting of shared voting power with respect to 5,337,276 of these shares and shared dispositive power with respect to 5,662,800 of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Morgan Stanley with the SEC on February 09, 2023.

76	2023 Proxy Statement

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the Company’s outstanding shares of common stock and certain other holders of such shares (collectively, “Covered Persons”), to file with the Securities and Exchange Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.
Based solely upon a review of SEC filings, all Covered Persons complied with these reporting requirements during 2022, except that, due to administrative oversight, the following reports were not filed on a timely basis: (i) a Form 4 for Mr. McBreen to report the withholding of shares of common stock to satisfy tax withholding obligations upon the vesting of restricted stock and (ii) a Form 4 for Trust Partnership to report the contribution of common stock to an exchange fund.
General Information about the Annual Meeting and Voting
Purpose of the Annual Meeting
The Company is making this proxy statement and other Annual Meeting materials available to you because the Board is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held on May 12, 2023 at 9:00 a.m., Eastern Time, at our offices, 1100 Campus Road, Princeton, New Jersey 08540, and at any adjournment(s) or postponement(s) thereof. The mailing address of the principal executive office of the Company is 1100 Campus Road, Princeton, NJ 08540. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2023. The proxy statement and 2022 annual report are available on our internet site at http://investor.integralife.com/financials.cfm
Proposals and Voting Recommendation of Our Board
The following table summarizes each proposal, the Board's voting recommendation for each proposal and the vote required for each proposal to pass:

Proposal	Board Recommendation	Page

1.To elect eight directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.	FOR	7	Majority of votes cast for each director
	each nominee
2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2023.	FOR	70	Majority of shares present and entitled to vote thereon
3.To approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR	72	Majority of shares present and entitled to vote thereon
4.To approve, on a non-binding, advisory basis, the frequency of the advisory approval of the compensation of our named executive officers.	ONE YEAR	74	Majority of shares present and entitled to vote thereon

2023 Proxy Statement	77

General Information About the Annual Meeting
For purposes of the foregoing table, "majority of shares present and entitled to vote thereon" means the majority of shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote thereon.
Other than as set out in this proxy statement, the Board knows of no other matter to be presented at the Annual Meeting. If any matters are presented at the Annual Meeting other than the individuals named on the proxy card will vote on them using their best judgment. Your signed proxy card, or internet or telephone vote, provides this authority. Under our Bylaws, notice of any matter (including director nominations outside of our proxy access process) to be presented by a stockholder for a vote at the Annual Meeting must have been received by February 13, 2023, and must have been accompanied by certain information about the stockholder presenting it.
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the conclusion of the Annual Meeting.
Record Date
Our Board has fixed the close of business on March 20, 2023 as the record date (the "Record Date"). Accordingly, only holders of record of our common stock, $0.01 par value per share, as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. A stockholder of record is a person or entity who held shares on the record date registered in the stockholder's name on the records of American Stock Transfer, N.A., Integra’s stock transfer agent. Persons who held shares on the record date through a broker, bank, or other nominee are referred to as beneficial owners.
As of the Record Date, 81,919,506 shares of our common stock were outstanding.
General Information Regarding Voting and Revocability of Proxies
Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote in person or by proxy on all matters that properly come before the Annual Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Annual Meeting.
Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as “present” for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and other nominees have discretionary voting power to vote generally only on routine proposals. At our Meeting, the only proposal over which brokers will have discretionary authority to vote without having received specific voting instructions from the beneficial owner of the shares is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2023 fiscal year (“Proposal 2”). In all other instances, brokers and other shareowners of record who serve as nominees for a beneficial owner may not vote on a proposal without having voting instructions from the beneficial owner. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum but are disregarded for purposes of determining whether any of the proposals have been approved.
If we fail to obtain a quorum for the Annual Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Annual Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Annual Meeting to obtain additional proxies or votes with respect to such proposal.
The Board is soliciting the enclosed proxy for use in connection with the Annual Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Annual Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with any instructions indicated on such proxies. For Proposals

78	2023 Proxy Statement

General Information About the Annual Meeting
1, 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For proposal 4, you may vote for "One Year," "Two Years," "Three Years," or "Abstain."  If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.
How to Vote in Advance or at the Annual Meeting
You may vote in person or by proxy. Your execution of a proxy will not in any way affect your right to attend the Annual Meeting and vote in person. If you are a stockholder of record (that is, if you hold shares that are directly registered in your own name), there are four ways to vote:

By Internet
If you have internet access you may submit your proxy by following the voting instructions on the proxy card. If you vote by Internet, you should not return your proxy card.
You may vote at www.proxyvote.com, from anywhere in the world, 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time, on May 11, 2023.

By Mail
You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.
By Telephone You may vote by proxy via telephone by calling the toll-free number found on the proxy card.
In Person
You may vote in person at the Annual Meeting. We will provide you with a ballot when you arrive. Stockholders who plan to attend the Annual Meeting must present valid photo identification. Stockholders of record will be verified against an official list available at the registration area. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.

If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will receive separate voting instructions with your proxy materials. If you hold your shares in street name, your ability to vote by internet or by telephone depends on the voting process of the bank, broker or other holder of record that holds your shares.
Although most banks, brokers and other holders of record also offer internet and telephone voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully. If you want to vote shares that you hold in street name at the Annual Meeting, you must request a legal proxy from the bank, broker, or other holder of record that holds your shares and present that proxy, along with valid photo identification and sufficient proof of share ownership as of the record date, at the Annual Meeting. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.
You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Annual Meeting or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be delivered in a timely manner prior to the Annual Meeting to: Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, New Jersey 08540, Attention: Executive Vice President, Chief Legal Officer and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy, and may not revoke their proxy by one of the methods set forth above.

2023 Proxy Statement	79

OTHER MATTERS
Expenses of Solicitation
We will bear all expenses of this solicitation, including the cost of preparing and mailing this proxy statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees, who will receive no extra compensation for their services. In addition, the Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies and will pay such firm a fee of $10,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of our common stock.
Stockholder Proposals
The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and proxy card for the 2024 Annual Meeting of Stockholders is December 8, 2023. Such proposals must be sent to: Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, New Jersey 08540, Attention: Executive Vice President, Chief Legal Offer and Secretary. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is December 8, 2023. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange is received by the Company after December 8, 2023, then the Company’s proxy for the 2024 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such annual meeting of stockholders.
If the date of the 2023 Annual Meeting of Stockholders is changed by more than 30 days from the date of the Annual Meeting, then the deadline will be a reasonable time before we begin to print and send our proxy materials for the 2024 Annual Meeting. Our bylaws require, among other things, that a stockholder may present a proposal or a director nominee at the 2024 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Executive Vice President, Chief Legal Officer and Secretary at our principal executive offices between January 13, 2024 and the close of business on February 12, 2024; provided, however, if the date of the 2023 Annual Meeting of Stockholders is more than thirty (30) days before or more than sixty (60) days after May 12, 2024, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to the 2024 Annual Meeting of Stockholders or, if later, the tenth (10th) day following the day on which public disclosure of the date of the 2024 Annual Meeting of Stockholders is first made. The proposal must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Executive Vice President, Chief Legal Officer and Secretary.
Delivery of Documents to Stockholders Sharing an Address
The SEC has adopted rules regarding delivery of proxy statements and annual reports to stockholders sharing the same address. The Company may satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of its stockholders who are not participating in electronic proxy material delivery. This delivery method, referred to as “householding,” results in significant cost savings for the Company. In order to take advantage of this opportunity, the company has delivered only one proxy statement and annual report to multiple stockholders who share an address unless Integra has received contrary instructions from one or more of the stockholders. Integra will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.
If you are a registered stockholder residing at an address with other registered stockholders, you will receive only one copy of the proxy statement or annual report unless you indicate otherwise. If you wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a beneficial holder, you will need to contact

80	2023 Proxy Statement

Other Matters
your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.
Availability of Supplemental Documents
A copy of the Company’s 2022 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company’s directors and officers, and the charters for each of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees are accessible via our website at www.integralife.com through the “Investors” link under the heading “Corporate Governance.” We intend to post any amendment or waiver to our Code of Conduct on our website within the time period required by the SEC.
The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2022 as filed with the SEC on February 22, 2023. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this proxy statement.
By order of the Board of Directors,
/s/ Eric I. Schwartz
Eric I. Schwartz
Executive Vice President, Chief Legal Officer and Secretary
Princeton, New Jersey
April 06, 2023

2023 Proxy Statement	81

Other Matters
APPENDIX A
Non-GAAP Financial Measures
This proxy statement contains financial measures, including organic revenues and adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), both of which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. The presentation of non-GAAP financial measures in this proxy statement are critical for evaluating and understanding both our business performance and our executive compensation plans.
Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) intangible asset amortization expense; and (v ) income tax impact from adjustments.
Integra's management believes that non-GAAP financial measures provide information useful to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. Management uses non-GAAP financial measures in the form of organic revenues, adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, free cash flow and adjusted free cash flow conversion when evaluating operating performance because we believe that the inclusion or exclusion of the items described below, for which the amounts and/or timing may vary significantly depending upon the Company's divestiture, acquisition, integration, and restructuring activities, for which the amounts are non-cash in nature, or for which the amounts are not expected to recur at the same magnitude, provides a supplemental measure of our operating results that facilitates comparability of our financial condition and operating performance from period to period, against our business model objectives, and against other companies in our industry. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP principles, and investors are cautioned that Integra may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety.

Reconciliation of GAAP Total Revenues to Organic Revenues

(in thousands)	Twelve Months Ended December 31,
	2022	2021	Change
GAAP Total Reported Revenues	$1,557,666	$1,542,448	1.0%
Non-GAAP Adjustments
Impact of changes in currency exchange rates	$37,928	$—	$37,928
Less contribution of revenues from acquisitions	$(3,243)	$—	$(3,243)
Less contribution of revenues from divested products	$(1,808)	$(11,240)	$9,432
Less contribution of revenues from discontinued products	$(8,041)	$(11,919)	$3,878
Subtotal of non-GAAP adjustments	$24,836	$(23,159)	$47,995
Total Organic Revenues(1)	$1,582,502	$1,519,289	4.2%
(1) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

82	2023 Proxy Statement

Other Matters

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in millions)	Twelve Months Ended December 31,
	2022	2021
GAAP net income	$180.6	$169.1
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	$118.2	$122.6
Other (income), net	$(7.8)	$(13.7)
Interest expense, net	$37.7	$43.7
Income tax expense (benefit)	$33.3	$45.6
Structural optimization charges	$23.0	$20.8
EU Medical Device Regulation charges	$45.1	$24.4
Acquisition, divestiture and integration-related charges (1)	$(18.8)	$(11.7)
Total of non-GAAP adjustments	$230.7	$231.7
Adjusted EBITDA	$411.3	$400.8
(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics, ACell, SIA acquisitions and the divestiture of Extremity Orthopedics and TWC. Also includes banking, legal, consulting, systems, and other expenses

Reconciliation of Annual Cash Bonus Program Performance Metrics

Reconciliation of GAAP Total Revenue to Total Reported Revenues for Annual Cash Bonus Purposes

Twelve Months Ended December 31,
(in millions)	2022
Total Reported Revenues	$1,557.7
Annual Cash Bonus Adjustments
Impact of changes in currency exchange rates (Impact vs. Budget)	26
Acquisition and Divestiture impact[1]	9.6
Adjusted for Annual Cash Bonus Purposes	$1,593.3
(1) Acquisition and divestiture impact includes the SIA acquisition and the divestiture of TWC.

Reconciliation of Adjusted EBITDA (Non-GAAP) to Adjusted EBITDA for Annual Cash Bonus Purposes

Twelve Months Ended December 31,
(in millions)	2022
Reported Adjusted EBITDA	$411.3
Annual Cash Bonus Adjustments
Impact of changes in currency exchange rates (Impact vs. Budget)	$7.5
Acquisition and Divestiture impact[1]	$2.2
Adjusted for Annual Cash Bonus Purposes	$421
(1) Acquisition and divestiture impact includes the SIA acquisition and the divestiture of TWC.

2023 Proxy Statement	83

Other Matters

Reconciliation of GAAP Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities for Annual Cash Bonus Purposes

Twelve Months Ended December 31,
(in millions)	2022
Reported GAAP Net Cash Provided by Operating Activities	$264
Annual Cash Bonus Adjustments
Impact of changes in currency exchange rates (Impact vs. Budget)	$—
Acquisition and Divestiture impact[1]	$1.8
Adjusted for Annual Cash Bonus Purposes	$266.2
(1) Acquisition and divestiture impact includes the SIA acquisition and the divestiture of TWC.

84	2023 Proxy Statement

Printed with Inks containing Soy and/or Vegetable oils

INTEGRA LIMIT UNCERTAINTY

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ALL THE NOMINEES LISTED:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Jan De Witte	☐	☐	☐
1b. Keith Bradley	☐	☐	☐
1c. Shaundra D. Clay	☐	☐	☐
1d. Stuart M. Essig	☐	☐	☐
1e. Barbara B. Hill	☐	☐	☐
1f. Renee W. Lo	☐	☐	☐
1g. Raymond G. Murphy	☐	☐	☐
1h. Christian S. Schade	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" PROPOSALS 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "1 YEAR" FOR PROPOSAL 4.

	1 year	2 years	3 years	Abstain
4. A non-binding advisory vote on the frequency with which the advisory vote on executive compensation should be held.	☐	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to the extent permitted by the rules of the Securities and Exchange Commission to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000602151_1 R1.0.0.6

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRA LIFESCIENCES HOLDING CORPORATION

May 12, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

PROXY CARD

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

PROXY - Annual Meeting of Stockholders - Friday, May 12, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware Corporation (the “Company”), hereby appoints Jan De Witte and Eric Schwartz, each of them acting singly with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 1100 Campus Road, Princeton, New Jersey 08540, on Friday, May 12, 2023 at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, with all power which the undersigned would possess if personally present, and to vote all shares of common stock of the Company which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement. All previous proxies are hereby revoked.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON THIS PROXY WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1; IN FAVOR OF PROPOSALS 2 AND 3 AND "1 YEAR" FOR PROPOSAL 4; AND IN ACCORDANCE WITH THE PROXIES' JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

0000602151_2 R1.0.0.6

Continued and to be signed on reverse side